As filed with the Securities and Exchange Commission

                  on June 14, 2006 Registration No. 333-117126


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                               PRACTICEXPERT, INC.
                (Name of registrant as specified in its charter)

                Nevada                                   7389                                87-0622329
     (State or Other Jurisdiction                  (Primary Standard                      (I.R.S. Employer
   of Incorporation or Organization)           Industrial Classification                 Identification No.)
                                                     Code Number)


          23975 Park Sorrento Drive,            23975 Park Sorrento Drive,                       Anthony Biele
          No. 110                               No. 110
          Calabasas, California 91302           Calabasas, California 91302                   PracticeXpert, Inc.
                     (818) 591-0081                                                    23975 Park Sorrento Drive, No. 110
                                                                                          Calabasas, California 91302
                                                                                                 (818) 591-0081

          (Address and telephone number         (Address of principal place of       (Name, address, and telephone
          of principal executive offices)       business or intended place of        number of agent for service)
                                                business)

                                   Copies to:

                               Mark Y. Abdou, Esc
                             Richardson & Patel LLP
                       10900 Wilshire Boulevard, Suite 500
                          Los Angeles, California 90024

Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         PROSPECTUS DATED June 14, 2006

                               PRACTICEXPERT, INC.


This prospectus is part of a registration statement of PracticeXpert, Inc. filed with the Securities and Exchange Commission in connection with a private placement of our Common Stock completed on April 28, 2004. This prospectus relates to the offer and sale, from time to time, of up to 53,314,795 shares of our common stock held by the selling shareholders listed on page 17 of this prospectus, and up to 48,658,347 shares of common stock issuable to them upon exercise of warrants. We will not receive any of the proceeds from sales by the selling shareholders of common stock.

This prospectus also relates to the issuance of an aggregate of 3,997,148 shares of common stock underlying warrants issued to our placement agent, H.C. Wainwright & Co. Inc., and its designees. The placement agent warrants for 1,998,574 shares have an exercise price of $0.12 per share and the remaining placement agent warrants for 1,998,574 shares have an exercise price of $0.30 per share.

For a description of the plan of distribution of the shares, see page of this prospectus.

Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "PXPT". On June 13, 2006, the last reported sale price of our common stock was .$015 per share.

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
              PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 14, 2006.

                                Table of Contents
                                                                            PAGE
i
PROSPECTUS SUMMARY.............................................................5
OUR COMPANY....................................................................5
THE OFFERING...................................................................6
RISK FACTORS..................................................................10
FORWARD-LOOKING STATEMENTS....................................................17
SELLING STOCKHOLDERS..........................................................18
PLAN OF DISTRIBUTION..........................................................23
LEGAL PROCEEDINGS.............................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................25
DESCRIPTION OF BUSINESS.......................................................30
MANAGEMENT....................................................................36
EXECUTIVE COMPENSATION........................................................37
DESCRIPTION OF PROPERTY.......................................................40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................42
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS......................42
DESCRIPTION OF SECURITIES.....................................................43
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..45
INTERESTS OF NAMED EXPERTS AND COUNSEL........................................45

FINANCIAL STATEMENTS.........................................................F-1

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS..............................47
ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS...........................47
ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.........................47
ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.............................47
ITEM 27.  INDEX TO EXHIBITS...................................................49
ITEM 28:  UNDERTAKINGS........................................................50

As used in this prospectus, the terms "we", "us", "our", "the Company" and "PracticeXpert" mean PracticeXpert, Inc., a Nevada corporation. The term "selling shareholder" means selling shareholders of PracticeXpert (all of whom are identified in this Registration Statement) all of which are offering to sell their shares of PracticeXpert common stock which are being registered through this prospectus and the term "shares" means the shares of common stock registered by us through this prospectus.

The information in this prospectus is qualified in its entirety by reference to the entire prospectus. Consequently, this prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered, not misleading.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   OUR COMPANY

PracticeXpert, Inc. ("we", the "Company" or "PracticeXpert"), a Nevada corporation, a healthcare services and technology company, is in the business of providing "turn-key" administrative services to medical practitioners, including the development and deployment of systems, technologies and services designed to improve operational efficiencies, reduce billing errors and enhance cash flow. Our services revolve around our flagship Revenue Management System, PXPERT(TM), and include medical billing and accounts receivable management, practice management, transcription, consulting services and seminars. Where applicable, we bundle our technology applications with our billing and other practice management services to provide a complete and integrated solution to our physician customers. The PXPERT system provides for data capture in the physician's office, utilizing a hand-held pocket pc, or other remote data capture device. Further, the data undergoes an electronic data review at point of entry, allowing for the immediate correction of input errors on medical claims data.

We completed beta testing of our system in early 2002 and subsequently embarked on a growth strategy under which we began acquiring independently owned medical billing service and practice management companies in what is a fragmented industry characterized by "mom and pop" operations. During 2002 we successfully completed two acquisitions (California and Idaho), and began the process of "creeping" our technology solutions into the existing customer base. We went public through a reverse merger in April, 2003 and began trading on the OTC Bulletin Board under the ticker symbol PXPT. In August, 2003, we completed the acquisition of a medical billing company in Montana and in November, 2003 we completed the acquisition of a medical billing company in West Virginia. In March, 2004 we completed the acquisition of Singer MedScript in Houston, Texas, and in May, 2004 we completed the acquisition of Cancer Care Network in Oklahoma City, Oklahoma.

To the medical practitioner, adopting PXpert is financially attractive as there is no additional cost to the user and using the system has a positive impact on cash flow. Customers of the acquired companies have been receptive to adopting the new technology, and as a result at June 20, 2004 we had successfully deployed, and had in use in a variety of medical settings, approximately 60 hand-held devices operating our PXpert Revenue Management System. The financial impact to us of having our customers adopt the PXpert system is significant. Medical billing is basically an outsourced labor business, with labor and labor related costs accounting for between 70% and 80% of all expenses. Of that, up to 35% of labor is directly tied into basic data entry and error correction from paper encounter forms submitted by the medical practitioner. For those customers using a hand-held or other remote input device the data entry function known as "charge-entry" is eliminated, as are a majority of the coding errors, thus providing immediate and substantial savings in labor costs, and freeing up employees to focus on problem solving and collections. Additionally, as a competitive strategy, a portion of this labor savings can be passed on to the medical practitioner as a further incentive to use the technology.

We are continuing on our plan of acquiring medical billing and related services companies and continue with the process of creeping our technology into our customer base. We are currently in varying stages of negotiations to acquire a number of additional companies. We anticipate future growth will come from a combination of the continuation of our acquisition strategy, and from new business generated through both our corporate and divisional sales and marketing initiatives.

Our principal place of business is located at 4130 Cahuenga Boulevard, Suite 215, Toluca Lake, California, 91602 and our telephone number at that address is
(818) 655-9945.

                                  THE OFFERING

------------------------------------------------------------------------------
TOTAL COMMON STOCK OFFERED                                        105,970,290
------------------------------------------------------------------------------
COMMON STOCK                                                       53,314,795
------------------------------------------------------------------------------
COMMON STOCK UNDERLYING WARRANTS                                   48,658,347
------------------------------------------------------------------------------
COMMON STOCK UNDERLYING PLACEMENT AGENT WARRANTS                    3,997,148
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)                   142,692,487
------------------------------------------------------------------------------
COMMON STOCK OUTSTANDING AFTER THE OFFERING (2)                   142,692,487
------------------------------------------------------------------------------
OTC Bulletin Board Symbol                                                PXPT
------------------------------------------------------------------------------

1.       Based on shares outstanding as of May 15, 2006.
2. Excludes all outstanding warrants, including the warrants issued to our placement agent, H.C. Wainwright & Co. Inc., and its designees.

USE OF PROCEEDS

We will use the net proceeds, if any, from the sale of our common stock issuable upon exercise of the warrants and the placement agent warrants for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of shares of our common stock hereunder by the selling shareholders. See "Use of Proceeds."

RISK FACTORS

The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors"

DIVIDEND POLICY

We have not declared a cash dividend on our Common Stock in the last two fiscal years and we do not anticipate the payment of future dividends. We may not pay dividends on our Common Stock without first paying dividends on our Preferred Stock. There are no other restrictions that currently limit our ability to pay dividends on our Common Stock other than those generally imposed by applicable state law.



OVER-THE-COUNTER BULLETIN BOARD SYMBOL:              PXPT

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.
                           STATEMENT OF OPERATION DATA
                 For the Years Ended December 31, 2005 and 2004

                                                 The Year Ended                  The Year Ended
                                           December 31, 2005 (Audited)     December 31, 2004 (Audited)
Revenues                                         $    17,725,144                    $    11,096,512
Operating Expenses                                    29,386,692                         15,040,965
Loss from Operations                                (11,661,548)                        (3,944,453)
Non-operating Expenses                                 (509,571)                          (188,355)
Discontinued Operations                                (634,700)                           (66,590)
Gain on Conversion of Note                               600,000
Net Income (Loss)                                   (12,805,819)                        (4,199,398)
Dividend Requirement for Preferred Stock                                                   (63,740)
Net Income (Loss) to Common Shareholders            (12,805,819)                        (4,263,138)
Net Income (Loss) per Share - basic                       (0.09)                             (0.05)
Net Income (Loss) per Share - diluted            $        (0.09)                    $        (0.05)



                               BALANCE SHEET DATA
                           December 31, 2005 and 2004

                                                 December 31, 2005         December 31, 2004
                                                     (Audited)                 (Audited)

Cash and Cash Equivalents                        $      193,715              $       381,403
Inventory                                               107,759
Accounts Receivable, net                              1,634,472                    1,666,782
Unbilled Receivables                                    436,247
Other Current Assets                                     40,400                      111,277
                                                  --------------              ---------------
   Total Current Assets                               2,412,593                    2,159,462

Property and Equipment, net                             461,524                      374,898
Deposits                                                 65,825                       19,856
Software, net                                           800,000                            -
Client Lists, net                                     2,674,098                    5,252,784
                                                  -------------               --------------
                                                 $    6,414,040              $     7,806,999
                                                  =============               ==============
Accounts Payable & Accrued Expenses              $    5,203,263              $     2,625,170
Notes Payable, Related Parties                          119,146                      194.116
Notes Payable                                                                        323,153
Line of Credit                                         4,090437
Deferred Revenue                                      1,076,770
Advances                                                422,781                      422,781
Other Current Liabilities                               508,564                      326,133
Dividends Payable                                        15,306                       15,306
                                                  --------------              ---------------
   Total Current Liabilities                         11,436,267                    3,906,659
Notes Payable, Related Parties - Long Term                                           140,740
Notes Payable, Long Term                                100,000                      320,000
Equity                                               18,981,042                   15,337,050
Accumulated Deficit                                (24,103,269)                 (11,897,450)
Stockholders' Equity (Deficit)                      (5,122,227)                    3,439,600
                                                  -------------               --------------
                                                 $    6,414,040              $     7,806,999
                                                  =============               ==============

                      STATEMENT OF OPERATION DATA TO FOLLOW
                   Three Months Ended March 31, 2006 and 2005


                                                    Three Months Ended             Three Months Ended
                                                      March 31, 2006                 March 31, 2005
                                                        (Unaudited)                   (Unaudited))
Revenues                                             $     2,881,781                 $    4,733,718
Operating Expenses                                         3,783,466                      5,676,753
Loss from Operations                                       (901,685)                      (943,035)
Non-operating Expenses                                     (139,247)                       (16,774)
Income (Loss) from dicontinued operations                   (25,431)                         11,587
Net Income (Loss)                                        (1,066,363)                      (950,622)
Net Income (Loss) per Share - basic and diluted               (0.01)                         (0.01)


                          BALANCE SHEET DATA TO FOLLOW
                             March 31, 2006 and 2005

                                                      March 31, 2006               March 31, 2005
                                                       (Unaudited)                  (Unaudited)

Cash and Cash Equivalents                            $     222,172                $      352,548
Prepaid Expenses                                                                          54,424
Inventory                                                                                139,802
Accounts Receivable, net                                 1,329,534                     3,520,476
Unbilled Receivables                                        46,945
Other Current Assets                                           100                       536,459
                                                      -------------                --------------
   Total Current Assets                                  1,598,751                     4,603,709

Property and Equipment, net                                389,148                       647,243
Deposits                                                    73,345                        32,359
Software, net                                              700,000                     1,100,000
Client Lists, net                                        2,453,979                     7,359,109
Good Will                                                       --                     2,164,419
                                                      -------------                --------------
                                                     $   5,215,223                $   15,906,839
                                                      =============                ==============
Accounts Payable & Accrued Expenses                  $   5,395,229                $    3,621,926
Notes Payable, Related Parties                             254,144                       173,821
Notes Payable                                            4,197,421                     3,915,725
Advances                                                   422,780                       422,781
Deferred Revenue                                           368,751                     1,124,096
Other Current Liabilities                                  354,526                       221,007
Trust Account                                              155,511
Dividends Payable                                           15,306                        15,306
                                                      -------------                --------------
   Total Current Liabilities                            11,163,668                     9,494,662
Notes Payable, Related Parties - Long Term                                                54,036
Notes Payable, Long Term                                   100,000                       100,000
Convertible Note Payable                                                               1,300,000
Equity                                                  19,121,189                    17,390,966
Accumulated Deficit                                   (25,169,634)                  (12,432,825)
Stockholders' Equity (Deficit)                         (6,048,445)                     4,958,141
                                                      ------------                 -------------
                                                     $   5,215,223                $   15,906,839
                                                      ============                 =============

                                  RISK FACTORS

THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT IN US. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

CERTAIN IMPORTANT FACTORS MAY AFFECT OUR ACTUAL RESULTS AND COULD CAUSE THOSE RESULTS TO DIFFER SIGNIFICANTLY FROM ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS OR OTHERWISE MADE BY US OR ON OUR BEHALF. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSIDERED TO BE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "MAY," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "COULD," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVES OF THOSE WORDS, IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS AS TO OUR INTENT, BELIEF OR EXPECTATIONS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE RISKS DETAILED BELOW OR ELSEWHERE IN THIS PROSPECTUS, OR DETAILED FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS" ON PAGE 16.

INVESTORS SHOULD ASSUME THAT, EVEN IF NOT SPECIFICALLY STATED WITHIN THIS DOCUMENT, IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

Risks related to our business

We have historically lost money and losses may continue in the future.

We have a history of losses. We had an accumulated deficit of $25,169,634 as of March 31,20006. Since our inception, we have incurred operating losses and net losses both on an annual and quarterly basis. In 2005, we had a net loss of $12,805,819 . For the three months ended March 31, 2006,, we had net losses of $1,066,363. It is uncertain when we will achieve profitability.. The losses have adversely affected our liquidity. No assurances can be given that we will be successful in reaching or maintaining profitable operations. If we are not successful in reaching and maintaining profitable operations, we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

We may need to raise additional capital to finance operations.

We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowing from third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

We have been the subject of a going concern opinion from our independent auditors, which means that we may not be able to continue operations unless we obtain additional funding.

Our independent auditors have added in their audit report for December 31, 2005, a going concern statement. Our ability to continue as a going concern depends on our ability to obtain additional financing. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our common stock is deemed to be a "Penny Stock", which could make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be a "penny stock", as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      (1)   With a price of less than $5.00 per share;

      (2)   That are not traded on a "recognized" national exchange;

      (3) Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      (4) In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. When our stock becomes subject to these requirements, the requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We could fail to attract or retain key personnel which could cause time away from operations to recruit and train replacements.

Our success largely depends on the efforts and abilities of our key executives and consultants, including Michael Manahan , our CEO, Jonathan Doctor, our President; Anthony Biele, our Chief Financial Officer; and Zima Hartz, our Executive Vice President. The loss of the services of Messrs. Doctor, Manahan, Biele or Hartz could materially harm our business, because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies

We may be unable to manage growth which could prevent our business from growing.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

(1)  Implement changes in certain aspects of our business;

(2) Enhance our information systems and operations to respond to increased demand;

(3) Attract and retain qualified personnel; and develop, train and manage an increasing number of management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

We have a limited operating history as a healthcare services and technology company.

In July 2003, we changed our company name from Thaon Communications, Inc. to PracticeXpert, Inc. and changed our primary business activities to become a healthcare services and technology company. We, therefore, have a limited operating history upon which an evaluation of our Company and our prospects can be based. Our prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving products and methods which we intend to develop and market, and the acceptance of our business model. We will be incurring costs to: (i) design, develop, manufacture and market our products; (ii) to establish client relationships; and (iii) to build an organization. To the extent that such expenses are not subsequently followed by commensurate revenues, our business, results of operations and financial condition will be materially adversely affected. We, therefore, cannot insure that we will be able to immediately generate sufficient revenues. If cash generated by operations is insufficient to satisfy our liquidity, we may be required to sell additional equity or debt securities. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Our initial operations may not be profitable, since time will be required to build our business to the point that our revenues will be sufficient to cover our total operating costs and expenses. Our reaching a sufficient level of sales revenues will depend upon a large number of factors, including availability of sufficient working capital, the number of customers we are able to attract and the costs of our services.

Liquidity and working capital risks; Need for additional capital to finance growth and capital requirements.

We have had limited working capital and we are relying upon borrowed funds to operate. We may seek to raise capital from public or private equity or debt sources to provide working capital to meet our general and administrative costs until net revenues make the business self-sustaining. We cannot guarantee that we will be able to raise any such capital on terms acceptable to us or at all. Such financing may be upon terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding.

New business which could limit our ability to generate revenues and prevent our business from growing.

We are a new business and you should consider factors which could adversely affect our ability to generate revenues, which include, but are not limited to, maintenance of positive cash flow, which depends on our ability both to raise capital and to obtain additional financing as required, as well as the level of sales revenues.

Lack of independent directors which could prevent potential for conflicts of interest.

We cannot guarantee that our Board of Directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers, who are also principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors.

Limitation of liability and indemnification of officers and directors.

Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our Articles of Incorporation provide, however, that our officers and directors shall have no liability to our shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our Articles and By-Laws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, the best interests of the Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. To further implement the permitted indemnification, we have entered into Employment Agreements with Messrs. Doctor, Hartz and Manahan that contain provisions regarding indemnification.

Unanticipated changes in our accounting policies may be required because of mandates by standards setting organizations and could have a material impact on our financial statements.

In the process of managing our business and reporting financial results, we rely on estimates and judgments made by management in the reporting and comparison of financial results. These judgments are based on the accounting standards in place at that time. Organizations that set accounting standards are continuously reviewing the methodology and application of standards previously set and adjusting them as they deem appropriate. In addition, new accounting standards may be formulated and released that could affect our reporting of actual results or outlook for anticipated future results. If these revised or new standards cause us to restate financial results from prior accounting periods, it could have a negative impact on our previously reported results. Similarly, if revised or new standards affect reporting of results in the current or future periods the comparison to prior results under the old accounting standards may not be favorable. You are urged to use caution in this area in light of the current focus by regulatory agencies on accounting standards.

Intense competition could damage our sales and profitability.

The outsourced physician services industry is highly competitive, rapidly evolving and subject to rapid technological change. Many of our competitors are significantly larger and have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. We compete with other medical billing and practice management services companies, both large and small, and with practice management software providers that sell their software to physician clients who would rather perform these business functions in-house as opposed to outsourcing. Other companies, including WebMD Corporation, Perot Systems, Shared Medical Systems, Per-Se Technologies and other healthcare related entities, have targeted this industry for growth, including the development of new technologies utilizing Internet-based systems. Competition is based upon the billing service company's relationship with its physician clients, pricing, quality of collections and coding, use of technology and the delivery of quality management services. Competition in the markets in which we offer our systems and services affects our ability to attract new clients and keep existing ones, hire quality employees and charge prices for our products and services that will maximize our profitability. While we believe that our ability to compete has been enhanced by our acquisitions, we cannot assure you that we will be able to compete successfully with these companies or that these or other competitors will not commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.

Proprietary technology protections may not be adequate and our proprietary rights may infringe on rights of third parties.

We rely on a combination of trade secret, patent, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products and processes. We cannot assure you that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. If third parties gain unauthorized access to our information systems, or if anyone misappropriates our proprietary information, this may have a material adverse effect on our business and results of operations.

Although we believe that our products and other proprietary rights do not infringe upon the proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us in the future. These claims, even if without merit, could subject us to costly litigation and could require the resources, time, and attention of our technical, legal, and management personnel to defend. Additionally, we may find it necessary to initiate litigation to protect our trade secrets, to enforce our patent, copyright and trademark rights, and to determine the scope and validity of the proprietary rights of others. Litigation expenses or any damage payments resulting from adverse determinations of third party claims could be significant and result in material losses to us. The failure to develop non-infringing technology or trade names, or to obtain a license on commercially reasonable terms, could adversely affect our operations and revenues.

Developments in the healthcare industry could adversely affect our business.

The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operations of healthcare organizations. In recent years, the healthcare industry, including the healthcare financing and reimbursement system, has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare and Medicaid payment and reimbursement levels, consolidation of pharmaceutical and medical-surgical supply distributors, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Developments that result in a reduction of expenditures by clients or potential clients in the healthcare industry could have a material adverse effect on our business. General reductions in expenditures by healthcare industry participants could result from, among other things:

      o government regulation or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

      o     consolidation of healthcare industry participants;

      o     reductions in governmental funding for healthcare; and

      o adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical companies, medical device manufacturers or other healthcare industry participants.

Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending on information technology and services or in some or all of the specific segments of that market we serve or are planning to serve.

The healthcare industry has changed significantly in recent years and we expect that significant changes will continue to occur. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot provide assurance that the markets for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

We may lose clients or revenue due to consolidation in the healthcare industry.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services such as those we provide will become more intense, and the importance of establishing and maintaining relationships with key industry participants will become greater. We cannot predict the overall impact of consolidation in the healthcare industries, and it could have a material adverse effect on our business, financial condition and results of operations. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we are forced to reduce our prices, our margins will decrease, unless we are able to achieve corresponding reductions in expenses.

Our business will suffer if we fail to successfully integrate into our business, the clients, products and technology of the companies we acquire.

Our future growth and profitability depends, in part, upon our continued expansion within the medical billing and practice management markets in which we currently operate, the further expansion of these markets, the emergence of other markets for electronic transaction processing and healthcare information services and our ability to penetrate these markets. We have undertaken several acquisitions in the past year as part of a business strategy to expand our business, and we may continue in the future to acquire businesses, assets, services, products and technologies from other persons or entities. The anticipated efficiencies and other benefits to be derived from these acquisitions and future acquisitions may not be realized if we are unable to successfully integrate the acquired businesses into our operations, including clients, personnel, product lines, and technology. We are in the process of continuing to integrate into our operations, the clients, products, personnel and technology of our recent acquisitions. There is no guarantee that we will be able to successfully integrate recently acquired businesses or any future acquired businesses into our operations. Integration of acquired businesses can be expensive, time consuming, and may strain our resources. Integration may divert management's focus and attention from other business concerns and expose us to unforeseen liabilities and risks. We may also lose key employees, strategic partners and clients to our competitors or the competitors of our clients and strategic partners as a result of our inability to successfully integrate in a timely matter the acquired businesses.

We may not be successful in converting our existing clients to our PXPERT revenue management system, or in cross-selling our practice management, transcription or consulting services, which would adversely impact our revenues.

A key element of our longer-term business strategy is to market our PXPERT revenue management system by "creeping" our technology solutions into our existing client base. Performance problems with PXPERT could adversely affect our relationships with clients As an increasing number of our clients rely on us to provide complete practice management services, disruptions to our PXPERT services could cause some of those client to obtain some or all of their software support requirements from competitors of ours or could cause some clients to switch to a competing physician practice management or billing software solution. We expect others to develop similar technology solutions and compete aggressively in an attempt to capture our client base. We have no assurances that we will be able to retain or continue to grow our PXPERT client base.

Developing and implementing new or updated products and services may take longer and cost more than expected.

We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our products and services. The cost of developing new healthcare information services and technology solutions is inherently difficult to estimate. Our development and implementation of proposed products and services may take longer than originally expected, require more testing than originally anticipated and require the acquisition of additional personnel and other resources. If we are unable to develop new or updated products and services on a timely basis and implement them without significant disruptions to the existing systems and processes of our clients, we may lose potential sales and harm our relationships with current or potential clients.

We do not anticipate paying cash dividends.

We have not paid any cash dividends on our capital stock and we anticipate that our future earnings, if any, will be retained for use in the business, or for other corporate purposes. It is not anticipated that any cash dividends on the common stock will be paid in the foreseeable future.

Risks related to this offering

Future sales by our stockholders may cause our stock price to decline and adversely affect our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering, or even the potential of such sale, could lower the market price of our common stock. The sale of shares of our common stock in the future may also have an adverse effect on the price of our common stock. If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, and all warrants are exercised, there will be an additional 52,655,495 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

The exercise of outstanding stock options and warrants could result in substantial numbers of additional shares being issued, which will dilute your potential ownership interest and may cause our stock price to decline.

As of May 15, 2006, there were outstanding stock options and warrants to acquire an aggregate of approximately 81,382,060 shares of common stock. If exercised, these securities will dilute your percentage ownership of common stock. Certain of these securities, unlike our common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase.

During the respective terms of the warrants, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of existing shareholders. The existence of these warrants could make it more difficult for us to obtain additional financing while such securities are outstanding.

Our common stock has been relatively thinly traded and we cannot predict the extent to which a trading market will develop.

 Our common stock trades on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

We may issue additional shares that could adversely affect the market price of our common stock.

Certain events over which you have no control could result in the issuance of additional shares of our common stock or preferred stock, which would dilute your ownership percentage in PracticeXpert and could adversely affect the market price of our common stock. We may issue additional shares of common stock or preferred stock for many reasons, including:

      o     to raise additional capital or finance acquisitions;

      o upon the exercise or conversion or an exchange of outstanding options, warrants and shares of convertible preferred stock;

      o for the issuance of additional shares of common stock to the sellers of Cancer Care Network or other companies; or

      o in lieu of cash payment of dividends or for services or settlement of claims.

In addition, the number of shares of common stock that we are required to issue in connection with our outstanding warrants may increase if certain anti-dilution events occur (such as, certain issuances of common stock, options and convertible securities).

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

      o     potential acquisitions or divestitures;

      o     developments with respect to patents or proprietary rights;

      o     announcements of technological innovations by us or our competitors;

      o announcements of new products, services, clients or new contracts by us or our competitors;

      o economic developments in the healthcare or medical billing industries as a whole;

      o actual or anticipated variations in our operating results due to the level of expenses and other factors;

      o changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

      o     new accounting standards;

      o     general economic, political and market conditions and other factors;
            and

      o     the occurrence of any of the risks described in these "Risk
            Factors."

In the past, following periods of volatility in the market price of the securities of companies in many industries, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.


                           FORWARD-LOOKING STATEMENTS

                RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our ability to achieve adequate intellectual property protection for our future products and (f) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis and Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that that demand for our products and services will significantly increase, that our Chief Executive Officer and President, Chief Financial Officer and Executive Vice President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us, our clients and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations, which could cause our operating results to vary markedly, and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative terms and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward- looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

The following table sets forth the number of shares owned, and/or issuable upon exercise of the warrants held, by each of the selling shareholders. Unless otherwise indicated below, none of the selling shareholders has held any position or office, or has otherwise had a material relationship, with us within the past three years other than as a result of the ownership of shares or other securities of PracticeXpert.

No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below. The table sets forth, to our knowledge, certain information about the selling shareholders as of . August 2004 as to shares of common stock owned and as of May 2006 as to warrants owned.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Shares of common stock issuable under warrants that are exercisable within 60 days of May 26, 2006are deemed outstanding for purposes of computing the percentage ownership of the person holding the warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

The terms of the warrants whose underlying shares of common stock are included for resale under this prospectus prohibit exercise of the warrants to the extent that exercise of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 61 days' notice to us. Also this limitation does not preclude the holder from exercising the warrants and selling shares underlying the warrants in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount. Notwithstanding anything to the contrary set forth in the preceding sentence, the foregoing limitations are not applicable to the warrants beneficially owned by Renn Capital Group, Inc. and Barron Partners LP.

The following table presents information regarding the selling stockholders:

------------------------------ ---------------------- -------------------- --------------------- ---------------------
                                                                                                      Percent of
                                                         Issuable Upon       Shares of Common     Outstanding Shares
                                Number of Shares of   Exercise of Common    Stock Beneficially    Beneficially Owned
Selling Shareholder             Common Stock Owned      Stock Warrants          Owned (1)                (2)
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Aaron Lehmann                                166,667              166,667               333,334                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Alchemy, LLC                                 125,000              125,000               250,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Alvin Relph                                  416,667              416,667               833,334                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Barron Partners LP                        16,464,334           18,333,334            34,797,668                24.39%
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Bristol Investment Fund, Ltd.              2,500,000            2,500,000             5,000,000                 2.94%
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Burnham Hill Holdings, LLC                   362,500              362,500               725,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Chris Phillips                                83,334               83,334               166,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Daniel H. Schneiderman (3)                    28,526               25,150                53,676                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
David O. Lindner                             150,000              150,000               300,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
David Wiener Revocable                       150,000              150,000               300,000                     *
Trust-96
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Edwin A. McGusty                             500,000              500,000             1,000,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Gene Salkind, MD                             300,000              300,000               600,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Harvey Bibicoff                              400,000              400,000               800,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Investor Relations Services,                 150,000              150,000               300,000                     *
Inc.
------------------------------ ---------------------- -------------------- --------------------- ---------------------
J.A. Everett Superannuation                   49,834               49,834                99,668                     *
Fund
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Jonathan Spencer & Joni                      100,000              100,000               200,000                     *
Spencer
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Larry Hopfenspirger                          416,667              416,667               833,334                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Lon E. Bell                                  416,667              416,667               833,334                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Mark A. Quinn                                300,000              300,000               600,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Mark Capital LLC                             425,000              425,000               850,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Mathews & Associates, Inc                    208,334              208,334               416,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Matthew Balk (4)                             450,500              362,500               813,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------

------------------------------ ---------------------- -------------------- --------------------- ---------------------
                                                                                                      Percent of
                                                         Issuable Upon       Shares of Common     Outstanding Shares
                                Number of Shares of   Exercise of Common    Stock Beneficially    Beneficially Owned
Selling Shareholder             Common Stock Owned      Stock Warrants          Owned (1)                (2)
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Matthew M. Hayden                            166,667              166,667               333,334                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Michael Loew                                 300,000              300,000               600,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Michael Patrick Mulcahy                       49,850               49,850                99,700                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Mitchell Ratner                               83,334               83,334               166,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Nicholas Castronuovo, Jr.                    300,000              300,000               600,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Northbar Capital Inc.                        208,334              208,334               416,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Peck Garnett Superannuation                  133,334              133,334               266,668                     *
Fund
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Peter Levitch                                200,000              200,000               400,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Richard Molinsky                             533,334              533,334             1,066,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Richard Reiss                                300,000              300,000               600,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Robert A. Melnick                            200,000              200,000               400,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Robert H. Wilson                             208,334              208,334               416,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Robert J. Neborsky MD &                      208,334              208,334               416,668                     *
Sanda S. Neborsky JTWROS
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Robert J. Neborsky MD., Inc,
Combination Retirement
Trust,                                        33,334               33,334                66,668                     *
Tax-ID 33-6004353
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Scott J. Strommen                            416,667              416,667               833,334                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Scott W. Phillips                             83,334               83,334               166,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Shai Stern                                   208,334              208,334               416,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Spitsbergen Pty LTD                          199,834              199,834               399,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
TEK Investments                              166,667              166,667               333,334                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
The Frost National Bank, FBO
BFS US Special Opportunities
Trust PLC, Trust # W00118000               4,166,667            4,166,667             8,333,334                 4.90%
(5)
------------------------------ ---------------------- -------------------- --------------------- ---------------------

------------------------------ ---------------------- -------------------- --------------------- ---------------------
                                                                                                      Percent of
                                                         Issuable Upon       Shares of Common     Outstanding Shares
                                Number of Shares of   Exercise of Common    Stock Beneficially    Beneficially Owned
Selling Shareholder             Common Stock Owned      Stock Warrants          Owned (1)                (2)
------------------------------ ---------------------- -------------------- --------------------- ---------------------
The Frost National Bank, FBO
Renaissance Capital Growth &
Income Fund III, Inc. Trust                6,250,000            6,250,000            12,500,000                 7.36%
# W00740000 (5)
------------------------------ ---------------------- -------------------- --------------------- ---------------------
The Frost National Bank, FBO
Renaissance US Growth
Investment Trust PLC Trust #               6,250,000            6,250,000            12,500,000                 7.36%
W00740100 (5)
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Trinad Capital LP                            833,334              833,334             1,666,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Union Bank of California,
Trustee of the Martin E                      291,667              291,667               583,334                     *
Jacobs IRA
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Vito R. Capotorto                            100,000              100,000               200,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
William B. Newman                            167,000              167,000               334,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Jason Adelman (6)                             36,386                    -                36,386                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Robert Nathan (7)                          2,414,077                    -             2,414,077                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Jimmie Sundstrom (8)                       1,295,983                    -             1,295,983                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Wilson Craig                                 333,334              333,334               666,668                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Centers For Cancer
Treatment, Inc.                              413,250                    -               413,250                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Burnham Securities                           365,188                    -               365,188                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Randall Stern                                365,188                    -               365,188                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
Laurus Master Fund, Ltd. (9)                                      325,000               325,000                     *
------------------------------ ---------------------- -------------------- --------------------- ---------------------
TOTAL                                     53,314,795           48,658,347           101,973,142
------------------------------ ---------------------- -------------------- --------------------- ---------------------

*    Less than 1 percent.
(1) We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after the completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2) For each selling shareholder, this number represents the percentage of common stock owned by such selling shareholder based on the number of shares of common stock outstanding as of May 26, 2006, and assuming exercise of all of the common stock warrants, including the placement agent warrants listed below.
(3)  Daniel Schneiderman is a former associate of the placement agent.
(4) Matthew Balk is a managing director of Burnham Hill Partners, a division of Pali Capital Inc. (5) The warrants to purchase common stock are deemed to be beneficially owned by Renn Capital Group, Inc. (6) Jason Adelman is a managing director of Burnham Hill Partners.
(7) Robert Nathan is a former senior vice president of the placement agent. (8) Jimmie Sundstrom is a former managing director of the placement agent.
(9) Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

The following table sets forth the selling stockholders with respect to shares of common stock underlying the placement agent warrants:

---------------------------------------------------- -------------------- -------------------- --------------------
                                                      Number of Shares     Number of Shares
                                                       of Common Stock      of Common Stock
                                                        Issuable Upon        Issuable Upon
                                                         Exercise of          Exercise of
                                                       Placement Agent      Placement Agent
                                                      Warrants @ $0.12     Warrants @ $0.30           Total
---------------------------------------------------- -------------------- -------------------- --------------------
H.C. Wainwright & Co. Inc.                                     1,482,324            1,482,324            2,964,648
---------------------------------------------------- -------------------- -------------------- --------------------
Ari Fuchs (1)                                                     10,000               10,000               20,000
---------------------------------------------------- -------------------- -------------------- --------------------
Gunn Allen Financial                                              37,500               37,500               75,000
---------------------------------------------------- -------------------- -------------------- --------------------
John Clarke (2)                                                    9,375                9,375               18,750
---------------------------------------------------- -------------------- -------------------- --------------------
Scott Koch (3)                                                     9,375                9,375               18,750
---------------------------------------------------- -------------------- -------------------- --------------------
Jason Fisher (4)                                                 191,250              191,250              382,500
---------------------------------------------------- -------------------- -------------------- --------------------
Mitchell Fisher (5)                                              191,250              191,250              382,500
---------------------------------------------------- -------------------- -------------------- --------------------
National Securities Corporation                                   67,500               67,500              135,000
---------------------------------------------------- -------------------- -------------------- --------------------
Total                                                          1,998,574            1,998,574            3,997,148
---------------------------------------------------- -------------------- -------------------- --------------------


(1) Ari Fuchs is an associate of the placement agent.

(2) John Clarke is the president of the placement agent.

(3) Scott Koch is a managing director of the placement agent.

(4) Jason Fisher is a financial consultant of National Securities Corporation, one of the sub-placement agents.

(5) Mitchell Fisher is a financial consultant of National Securities Corporation, one of the sub-placement agents.



                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock hereunder by the selling shareholders.

Assuming the common stock warrants and the placement agent warrants issued in the April 2004 private placement to purchase an aggregate of 52,655,495 shares of our common stock are exercised in full, we will receive proceeds of $5,638,317 from such exercise. Notwithstanding the foregoing, because the placement agent warrants issued to the placement agent in our private placement contain a cashless exercise provision which we anticipate will be used in connection with its exercise of warrants, we do not anticipate that we will receive proceeds from such exercises. Accordingly, we will receive proceeds of $5,158,659 assuming only proceeds from the exercise of the common stock warrants.

We intend to use a significant portion of the net proceeds from the exercise of warrants, if any, for additional working capital, operations, personnel and other general corporate purposes, including research and development expenditures and general and administrative expenditures. We also plan to satisfy certain payment obligations.

                                 DIVIDEND POLICY

We have not declared a cash dividend on our common stock in the last two fiscal years and we do not anticipate the payment of future dividends. We may not pay dividends on our common stock without first paying dividends on our preferred stock. There are no other restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

                              PLAN OF DISTRIBUTION

The selling shareholders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share;

      o     through the settlement of short sales;

      o     a combination of any of these methods of sale; or

      o     any other method permitted by applicable law.

      The sale price to the public may be:

      o     the market price prevailing at the time of sale;

      o     a price related to the prevailing market price;

      o     at negotiated prices; or

      o     a price the selling shareholder determines from time to time.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholder has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling shareholders may pledge their shares to their broker under the margin provisions of customer agreements. If the selling shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling shareholder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If the selling shareholder informs us that it has entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We are required to pay all fees and expenses incident to the registration of the shares and have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                               LEGAL PROCEEEDINGS

During May, 2006, a complaint was filed against the Company by a former employee for alleging breach of an agreement whereby the Company failed to pay a bonus due to such employee. The complaint alleges amount the amount due under the bonus agreement amounts to $219,179. In addition the complaint seeks additional damages and fees totaling $13,000 plus other relief that the court deems just and equitable. We are currently assessing the validity of the complaint and cannot determine the outcome at this time, however if successful, the complaint could have a material adverse affect on the financial statements.

From time to time, we become involved in various lawsuits, claims and proceedings related to the conduct of our business. While we cannot predict the outcome of any lawsuit, claim or proceeding, our management does not believe that the disposition of any pending matters is likely to have a material adverse effect on our financial condition or liquidity. The resolution in any reporting period of one or more of these matters, however, could have a material adverse effect on the results of operations for that period.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF PRACTICEXPERT AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

When used in this Form SB-2 Registration Statement and in our future filings with the Securities and Exchange Commission, the words or phrases will likely result, management expects, or we expect, will continue, is anticipated, estimated or similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. These statements are subject to risks and uncertainties, some of which are described below. Actual results may differ materially from historical earnings and those presently anticipated or projected. We have no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated events or circumstances occurring after the date of such statements.

GENERAL OVERVIEW

PracticeXpert, Inc., a Nevada corporation, is a healthcare services and technology company, which is in the business of providing "turn-key" administrative services to our clients, as well as developing and deploying systems, technologies and services designed to improve operational efficiencies, reduce billing errors and enhance cash flow for medical practitioners. We were incorporated under the name Engineering Services, Inc., on July 13, 1984. Since then, we have undergone a series of corporate name changes by amending our articles of incorporation, and discontinued a number of our businesses.

On April 11, 2003, we entered into a stock purchase agreement with Practice Xpert Services Corp., a California corporation. Pursuant to this agreement, we purchased 92% of the outstanding shares of capital stock of Practice Xpert Services Corp. The shareholders of Practice Xpert Services Corp. received 7,670,596 shares of our common stock and 1,845,000 shares of our Series C Preferred Stock, constituting 72.75% of our voting securities. As a condition thereto, our existing officers resigned and our board of directors appointed the executive officers of Practice Xpert Services Corp. to serve as our executive management team. On September 30, 2003, we purchased the remaining eight percent (8%) of the issued and outstanding shares of capital stock of Practice Xpert Services Corp. by issuing 472,860 shares of our common stock and 111,736 shares of our Series C Preferred Stock to the shareholders of Practice Xpert Services Corp. As a result thereof, we own all of issued and outstanding shares of capital stock of Practice Xpert Services Corp.

On June 27, 2003, we entered into a stock purchase agreement for the sale of all of the outstanding shares of capital stock of Clover, Inc., one of our wholly-owned subsidiaries, to a former director, in exchange for the repurchase by us of 100,000 shares of our common stock from such director. Clover was an operating subsidiary of one of our predecessor businesses.

On April 28, 2004, we raised $5.8 million from investors pursuant to the sale of shares of our common stock and warrants to purchase shares of common stock in an offering exempt from the registration requirements under the Securities Act of 1933, as amended. This transaction was immediately followed by the filing of a Form SB-2 Registration Statement with the Securities and Exchange Commission (the "SEC") to register such shares of common stock and common stock underlying the warrants in a public offering, which was declared effective on August 13, 2004. Such investors purchased 48,333,347 shares of our common stock at a price of $0.12 per share, and five-year warrants to purchase 48,333,347 shares of common stock, which have an exercise price of $0.12 per share. H.C. Wainwright & Co. Inc., a Wall Street investment banking firm, acted as the placement agent in connection with the foregoing. H.C. Wainwright & Co. Inc., and its designees, received warrants to purchase 9,666,668 shares of our common stock, as an investment banking fee and certain cash consideration for the services provided to us.

On April 29, 2004, we completed the acquisition of Cancer Care Network, Inc., located in Oklahoma City, Oklahoma, which specializes in radiation and medical oncology billing and management for a purchase price of $5,500,000. The purchase price consisted of a lump sum cash payment of $4,100,000, the issuance of $500,000 in shares of common stock, subject to an increased adjustment on the first and second anniversary date of the closing, and the issuance of a promissory note for $900,000, which has been repaid in full.

On September 1, 2004, we disposed of Healthcare Billing Solutions, Inc., by agreeing to mutually rescind the stock purchase agreement entered into previously with the seller. The operating results from Healthcare Billing Solutions, Inc. are presented separately in our financial statements under "Loss on disposal of subsidiary, net".

On January 3, 2005, we acquired Physician Informatics, Inc., doing business as PracticeOne, a provider of practice management and clinical management solutions, including outsourced medical billing and administrative services, as well as proprietary practice and clinical management software. Under the terms of our agreement, we issued to the shareholders of PracticeOne 12,500,000 shares of our common stock, and issued a promissory note (the "Note") payable to its majority shareholder, which was converted into 10,000,000 shares of our common stock on June 30, 2005. Additional purchase price consideration is payable to the shareholders as an earn-out based upon PracticeOne's results of operations subsequent to the closing.

From March 11, 2005 to September 30, 2005, we managed an oncology medical facility in Yakima, Washington, which resulted in losses of $585,705, including write-offs of uncollectible amounts of $227,262. We terminated the management services agreement for such facility effective on November 23, 2005. Revenues from such agreement amounted to approximately $1,740,000 in 2005.

On December 31, 2005, we completed the sale of our medical transcription business to Transcend Services, Inc. Transcend Services will pay us up to $500,000 over three years, on an earn-out basis, and made an initial payment on closing in the amount of $40,000. The amount of future consideration, if any, to be received by us under such earn-out will be based solely on the cash profits received from customers of the medical transcription business in existence on the date of closing.

Significant Accounting Policies

Revenue Recognition - Revenue is recognized from various sources. Medical billing and collection revenue is derived from contractual arrangements with medical practices for billing and collection services and are earned based on the amount collected on behalf of the client. Management services revenue includes certain contracts under which the Company has managed manages specified medical facilities, and participated in the profitability of the facility, along with the owners of the facility. Software revenue is derived from the sale of proprietary practice management and clinical management software products; and revenue is recognized when the software is installed and working, training is complete and when conversion of the practice's patient files are complete. Additionally, clients are billed monthly for software maintenance contracts. Consulting and education fees are earned as work is performed on consulting engagements and upon completion of training seminars.

Long-Lived Assets - Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company reviews and accounts for the impairment of goodwill in accordance with SFAS 142. Goodwill that has an indefinite useful life is not amortized, but instead is tested for impairment by comparing the carrying value of the reporting unit to its estimated fair value. The Company bases its estimates of fair value on projected future cash flows of the reporting unit. If the carrying value of the reporting unit is greater than its estimated fair value, an impairment loss is recognized, which is equal to difference between the implied fair value of the reporting unit goodwill and the carrying amount of the goodwill. The Company completes goodwill impairment tests on an annual basis.

RESULTS OF OPERATIONS

The following sections discuss the results of operations. See the Consolidated Financial Statements for additional information.



Year 2005 Compared to Year 2004

Consolidated net revenues for the year ended December 31, 2005 were $17,725,144, as compared to consolidated net revenues for the year ended December 31, 2004 of $11,096,512, an increase of $6,628,632, or 59.7%. Revenues increased during 2005 primarily as a result of the acquisition of Physician Informatics, Inc. in January 2005. In addition, revenue increased as the revenue of Cancer Care network, which was acquired on April 29, 2004 is included for the full year 2005. Revenue also increased as a result of our sales and marketing activities, which generated additional business from new clients during 2005.

Revenue and operating expenses result from three distinct revenue classifications medical billing and related services, software products and management services. Medical billing and related services includes medical billing, practice management, medical transcription services, and consulting and other services provided directly to customers for specific and agreed upon fees. Management services include certain contracts under which we manage specified medical facilities, and participate in the profitability of the facility, along with the owners of the facility. During 2005, revenues from medical billing were $7,604,956, revenues from software sales were $3,464,850 and revenues from management services were $6,655,338.

Consolidated operating expenses for the year ended December 31, 2005 were $29,386,692, as compared to consolidated operating expenses for the year ended December 31, 2004 of $15,040,965, an increase of $14,345,727, or 95.3%.
Operating expenses increased, in part, as a result of the recording of eleven months of expenses for Physician Informatics, Inc. and four months of expenses attributable to Cancer Care Network. Expenses also increased as a result of additional costs incurred relating to managed practices and the expansion of corporate support services to our operating units, such as corporate management, human resources, accounting and IT support.

During the year ended December 31, 2005, operating expenses included costs associated with depreciation and amortization consisting primarily of the amortization of client lists of $2,266,488. In addition, during the year, we reviewed the value of our client lists and determined that the value was less than that reported on the balance sheet, and as a result wrote down the value of clients lists by $2,736,546. Further, based on an independent valuation, we have determined that goodwill is impaired in the amount of $1,410,206.

Further, we have historically carried the costs associated with the development of software as an asset. However, even though we continue to use the software applications we have developed in our operations, we have determined that it was not cost effective to try to accurately value that software for financial statement purposes, and, therefore, have made the decision to expense the unamortized balance of software costs during 2004, taking a one time expense of $416,827.

During the year ended December 31, 2005, operating expenses included costs associated with the amortization of software that was capitalized as part of the acquisition of PracticeOne. The software we acquired was valued at $1,200,000 and we amortized $400,000 during 2005.

Also included in 2005 are $287,163 of expenses paid for through the issuance of restricted stock. In accordance with prescribed accounting regulations, services acquired through the issuance of restricted stock are valued based upon the market value of an equivalent quantity of free trading stock at the time the stock is issued. We also increased the reserve for doubtful accounts to $469,656, primarily for accounts related to Management services. Other expenses included in operating expenses are interest expense of $548,937, loan fees primarily relating to terminated loans of $163,040, auditing costs of $208,085, legal and professional fees of $145,016.

We reported a net loss of $12,205,819, or a basic and fully diluted net loss per common share of $0.09, for the year ended December 31, 2005 compared to a net loss of $4,263,138, or a basic net income per common share of $0.05 and a fully diluted net income per common share of $0.05 for the year ended December 31, 2004.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005


Net revenue was $2,881,781 for the three months ended March 31, 2006 compared to net revenue of $4,733,718 for the three months ended March 31, 2005. Revenues in the 2006 period were lower primarily as a result of the termination of management and billing services agreements with Algis Sidrys, M.D., and Paul Jacquin, M.D., due to our inability to manage the practices profitably under the terms of such agreements. In addition, there was a decline in billing services revenue due to the loss of specific contracts, including some unprofitable contracts and a decline in software revenues during the last 6 months of 2005 contributing to the decrease in revenue for the three months ended March 31, 2006.

Our operating expenses for the three months ended March 31, 2006 were $3,783,466 compared to $5,676,753 for the three months ended March 31, 2005. Included in operating expenses in 2005 are the expenses of operating two specific cancer treatment facilities. Operating expenses decreased as a result of the termination of management and billing services agreements with Algis Sidrys, M.D., and Paul Jacquin, M.D., relating to one of the treatment centers and the termination of a management and billing agreement with the second cancer treatment center. Included in those treatment facility expenses are the costs of drugs administered to patients. Historically, these drugs have been purchased and immediately expensed, as typically these drugs are used within a short period of their purchase.

We had a net loss of $1,066,363, or a basic and fully diluted net loss per common share of $0.01, for the three months ended March 31, 2006 compared to a net loss of $950,622, or a basic and fully diluted net loss per common share of $0.03, for the three months ended March 31, 2005. The net loss for the current three month period includes expenses of $391,248 in depreciation, amortization and the write-down in value of intangible assets to estimated realizable value, primarily related to acquired client lists and acquired software.


At March 31, 2006, our trade accounts payable was $3,759,469, compared to $3,621,926 at March 31, 2005. The increase was primarily the result of not generating sufficient cash from operations to pay our suppliers on a timely basis. A substantial portion of our trade creditors' invoices are significantly past due. Our largest creditor, Oncology Therapeutics Network ("OTN"), was owed $1,415,364 as of March 31 30, 2006 in connection with the supply of drugs for the treatment centers that we no longer operate on behalf of our physician clients. We are attempting to arrange mutually acceptable payment terms with OTN for the amounts owed.

Liquidity and Capital Resources

Our primary source of liquidity is cash from ongoing operations and borrowings from lenders. We have incurred significant losses to date, which we have financed primarily through the sale of equity securities and borrowings.

As of December 31, 2005, we had $193,715 in cash and cash equivalents. Current assets at December 31, 2005 were $2,412,593, compared to current liabilities of $11,436,267, resulting in a working capital deficit of $9,023,674. This compares to a working capital deficit of $1,747,197 as of December 31, 2004. Of the current liabilities at December 31, 2005, $422,781 relates to subscription agreements for stock not yet issued and $399,426 is related party debt, primarily consisting of amounts owed to Messrs. Manahan, Doctor and Hartz.

During 2005, we obtained in excess of $287,163 worth of business services and interest in exchange for issuing shares of our common stock. We are continuing to seek additional capital, but there can be no assurance that we will receive the amount of capital needed for us to execute our business plans, pay off any of our outstanding liabilities, including our lease obligations and/or maintain our operations as they currently exist.


At March 31, 2006, our total assets were $5,215,223 compared to $6,414,040 at December 31, 2005. The decrease was primarily the result of amortization of our intangible assets in the amount of $220,119 during the period. Our current assets at March 31, 2006 totaled $1,598,751 and our current liabilities were $11,163,668, compared to current assets of $2,412,593 and current liabilities of $11,436,267 at December 31, 2005. The working capital deficit at March 31, 2006 was $9,564,917, compared to a working capital deficit at December 31, 2005 of $9,023,674. As of March 31, 2006, we had $222,172 in cash and cash equivalents.

Of the current liabilities at March 31, 2006, $15,306 relates to dividends payable on Preferred Stock, which may be paid in shares of common stock at the Company's option, $422,780 relates to advances from investors for common stock not yet issued, $368,751 relates to deferred revenue on software sales, and $4,000,000 is outstanding on the Citibank, N.A. demand loan.

During the three months ended March 31, 2006, we used $231,362 in capital to fund operations, we received $258,532 in advances on notes payable, net of principal payments made, sold equipment from operations totaling $1,247.


Due to numerous economic and competitive risks, any or all of which may have a material adverse impact upon operations, there can be no assurance that we will be able to successfully generate significant revenues or achieve a level of profits which will permit us to stay in business.

Fluctuations in Operating Results; Seasonality

Annual and quarterly fluctuations in our results of operations may be caused by the timing and amount of payments received by our customers, upon which the bulk of our revenues are based. Our future results also may be affected by a number of factors, including our ability to offer our services at competitive prices and to anticipate customer demands. Our results may also be affected by economic conditions in the geographical areas in which we operate. All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses. Due to all of the foregoing, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

Inflation

We believe that our revenue and results of operations have not been significantly impacted by inflation since we began operations.

Auditors' Opinion Expresses Doubt About Our Ability to Continue as a Going
Concern

The independent auditors report on our December 31, 2004 consolidated financial statements included in this registration statement states that our recurring losses raise substantial doubts about our ability to continue as a going concern.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to the prior periods' financial statements of changes in accounting principle, unless this retrospective application would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We believe that the adoption of this standard will have no material impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140." This Statement amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement resolves issues addressed in FASB Statement No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." We believe that the adoption of this standard will have no material impact on our consolidated financial statements.

In March 2006 FASB issued SFAS 156, "Accounting for Servicing of Financial Assets." This Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

      1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

      2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

      3. Permits an entity to choose `Amortization method' or `Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

      4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

      5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the Balance Sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities.

     This Statement is effective as of the beginning of our first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

TRENDS, RISKS AND UNCERTAINTIES

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our Common Stock.

                             DESCRIPTION OF BUSINESS

General History of the Business

PracticeXpert, Inc., a Nevada corporation, is a healthcare services and technology company, which is in the business of providing "turn-key" administrative services to our clients, as well as developing and deploying systems, technologies and services designed to improve operational efficiencies, reduce billing errors and enhance cash flow for medical practitioners. We were incorporated under the name Engineering Services, Inc., on July 13, 1984. Since then, we have undergone a series of corporate name changes by amending our articles of incorporation, and discontinued a number of our businesses.

On April 11, 2003, we entered into a stock purchase agreement with Practice Xpert Services Corp., a California corporation. Pursuant to this agreement, we purchased 92% of the outstanding shares of capital stock of Practice Xpert Services Corp. The shareholders of Practice Xpert Services Corp. received 7,670,596 shares of our common stock and 1,845,000 shares of our Series C Preferred Stock, constituting 72.75% of our voting securities. As a condition thereto, our existing officers resigned and our board of directors appointed the executive officers of Practice Xpert Services Corp. to serve as our executive management team. On September 30, 2003, we purchased the remaining eight percent (8%) of the issued and outstanding shares of capital stock of Practice Xpert Services Corp. by issuing 472,860 shares of our common stock and 111,736 shares of our Series C Preferred Stock to the shareholders of Practice Xpert Services Corp. As a result thereof, we own all of issued and outstanding shares of capital stock of Practice Xpert Services Corp.

On June 27, 2003, we entered into a stock purchase agreement for the sale of all of the outstanding shares of capital stock of Clover, Inc., one of our wholly-owned subsidiaries, to a former director, in exchange for the repurchase by us of 100,000 shares of our common stock from such director. Clover was an operating subsidiary of one of our predecessor businesses.

On April 28, 2004, we raised $5.8 million from investors pursuant to the sale of shares of our common stock and warrants to purchase shares of common stock in an offering exempt from the registration requirements under the Securities Act of 1933, as amended. This transaction was immediately followed by the filing of a Form SB-2 Registration Statement with the Securities and Exchange Commission (the "SEC") to register such shares of common stock and common stock underlying the warrants in a public offering, which was declared effective on August 13, 2004. Such investors purchased 48,333,347 shares of our common stock at a price of $0.12 per share, and five-year warrants to purchase 48,333,347 shares of common stock, which have an exercise price of $0.12 per share. H.C. Wainwright & Co. Inc., a Wall Street investment banking firm, acted as the placement agent in connection with the foregoing. H.C. Wainwright & Co. Inc., and its designees, received warrants to purchase 9,666,668 shares of our common stock, as an investment banking fee and certain cash consideration for the services provided to us.

On April 29, 2004, we completed the acquisition of Cancer Care Network, Inc., located in Oklahoma City, Oklahoma, which specializes in radiation and medical oncology billing and management for a purchase price of $5,500,000. The purchase price consisted of a lump sum cash payment of $4,100,000, the issuance of $500,000 in shares of common stock, subject to an increased adjustment on the first and second anniversary date of the closing, and the issuance of a promissory note for $900,000, which has been repaid in full.

On September 1, 2004, we disposed of Healthcare Billing Solutions, Inc., by agreeing to mutually rescind the stock purchase agreement entered into previously with the seller. The operating results from Healthcare Billing Solutions, Inc. are presented separately in our financial statements under "Loss on disposal of subsidiary, net".

On January 3, 2005, we acquired Physician Informatics, Inc., doing business as PracticeOne, a provider of practice management and clinical management solutions, including outsourced medical billing and administrative services, as well as proprietary practice and clinical management software. Under the terms of our agreement, we issued to the shareholders of PracticeOne 12,500,000 shares of our common stock, and issued a promissory note (the "Note") payable to its majority shareholder, which was converted into 10,000,000 shares of our common stock on June 30, 2005. Additional purchase price consideration is payable to the shareholders as an earn-out based upon PracticeOne's results of operations subsequent to the closing.

From March 11, 2005 to September 30, 2005, we managed an oncology medical facility in Yakima, Washington, which resulted in losses of $585,705, including write-offs of uncollectible amounts of $227,262. We terminated the management services agreement for such facility effective on November 23, 2005. Revenues from such agreement amounted to approximately $1,740,000 in 2005.

On December 31, 2005, we completed the sale of our medical transcription business to Transcend Services, Inc. Transcend Services will pay us up to $500,000 over three years, on an earn-out basis, and made an initial payment on closing in the amount of $40,000. The amount of future consideration, if any, to be received by us under such earn-out will be based solely on the cash profits received from customers of the medical transcription business in existence on the date of closing.

Business Overview

We are a healthcare services and technology company in the business of providing "turn-key" administrative services to our clients, as well as developing and deploying systems, technologies and related services designed to improve operational efficiencies, reduce billing errors and enhance cash flow for medical practitioners. We bundle our technology applications with our billing and other practice management services to provide an integrated solution to our clients.

Because of our internal development efforts and the acquisition of complementary businesses in our industry, we have developed a suite of services and products, including an electronic data capture system designed to reduce the administrative burden that physicians face in operating their medical practices. We believe that our electronic data-capture system is a financially attractive solution to our existing and potential clients, among other competing solutions that are currently available in the marketplace. We plan to continue to focus our efforts on two core product lines - revenue management services, which includes outsourced medical billing and related services, and practice management and electronic health records software.

Markets and Competition

The outsourced medical billing and practice management industry is a multi-billion dollar industry servicing a growing number of physicians who contract with outsourced service providers. There are approximately 700,000 licensed physicians in the United States. Of particular interest to us are the over 200,000 community-based specialists in the United States because specialists tend to bill substantially more than general practitioners, and specialists tend to deal with more complex insurance and Medicare rules, making their need for competent and knowledgeable billing so much the greater.

We market our services to physicians and physicians groups throughout the United States through our operating divisions, and through our corporate new business development team. Our operating divisions market our services through seminars, conferences, consultations and referrals. Our corporate new business development team markets our services through strategic relationships with other healthcare providers, with organizations that provide other services to our target customer base and through a network of independent referral sources..

The industry is fragmented, characterized by thousands of small "mom and pop" operations. We believe that a significant reason for the fragmentation is the fact that medical billing is labor intensive, thus building a large medical billing company, without the introduction of labor saving technology, does not provide economies of scale. The outsourced physician services industry is highly competitive. We compete with other medical billing and practice management services companies, both large and small, and with practice management software providers that sell their software to physician customers who would rather perform these business functions in-house as opposed to outsourcing.

However, we believe that our strategy of bundling our leading edge technology solutions with our core billing expertise provides us with significant competitive advantage. Our services appeal to those physicians who do not want to invest the time and capital in purchasing practice management systems and hiring staff to operate those systems. And for those physicians who use our PXpert system, they will be paid more quickly and more accurately, than if they were to use the services of our paper-based competitors. Further, as our PXpert system eliminates a substantial portion of the labor associated with data entry and error correction, we can provide services to physicians at a lower cost than our competitors.

Products and Services

We offer the following products and services under the brand name XPERT(TM):

Xpert Revenue Management Services - We provide a revenue management solution for private practice physicians from the point of service delivery, where revenues are generated, to, ultimately, collecting those revenues from third party payors. Xpert Revenue Management Services are designed to increase the potential cash flow for physician clients, by combining innovative software with our medical billing services. Our staff has medical billing expertise, including billing expertise for specialists in the fields of oncology, cardiology, therapeutic and diagnostic radiology and surgery.

Xpert Practice Manager - Our Xpert Practice Manager software provides a physician's practice with tools to increase efficiency, third party payor reimbursement and patient satisfaction, including appointment scheduling, patient registration, financial management, accounts receivable management, eligibility processing, claims processing and custom tailored reports to management. Xpert Practice Manager also provides appointment and scheduling work flow tools, rules-based collection decisions, laser printed forms and HIPAA-compliant electronic transaction processing capabilities.

Xpert Electronic Health Record - Our Xpert Electronic Health Record software is an electronic medical record, document management, and retrieval software-based system providing access to patient information in a physician's practice. It may be integrated with lab and hospital interfaces, and our Xpert Practice Manager software, including retrieval of patient demographic data, appointment history, billing status and other pertinent information entered into the system. The system is designed for multiple users to access the same patient record on a simultaneous basis.

Certain of our products and services are provided to customers under service or license agreements that may have a term of one to three years, and may be renewable unless either party terminates the relationship. We bill our physician clients for our Xpert Revenue Management Services a percentage of the physicians' billings that we collect on their behalf. We believe that our billing rates are competitive with market rates, but may be higher or lower depending upon the breadth of services being provided and the complexity of the billing operations. Our other products, which consist primarily of software products, are charged at rates that we believe are competitive with others in our industry.

Healthcare Industry

Our business is affected by trends affecting the healthcare industry generally. As healthcare costs have risen over the years, increasing focus has been placed upon the costs associated with the delivery of healthcare products and services. Consequently, third party payors, such as insurance companies, Medicare and similar state reimbursement programs have embarked on programs to limit or even reduce reimbursement to medical practitioners. These changes have increased the demand for healthcare products and services, such as ours, that assist medical practitioners in dealing with the complexity of medical billing and reimbursement issues, while allowing them more time to focus on the quality of care for their patients.

The federal government, various state governments and various private third party payors have developed initiatives to reduce payments for healthcare services, all of which may affect our revenues, as our revenues are typically based upon what we are able to collect for our physician clients. Further, to the degree that payors increase the complexity of the billing and payment process, we may experience increased costs related to providing of our services.

Government regulations and standards for electronic transactions, privacy and information security issued under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") are major issues in the healthcare industry, and are a major concern to us. Although we do not expect the cost of complying with HIPAA to have a material effect on our operations, these regulations may require us to enhance or revise our products and services, and how we deliver them, from time to time, and at any time. The costs of compliance may also create additional demand for our products and services as medical practitioners struggle to deal with HIPAA and other regulations.

Regulations

HEALTHCARE AND PRIVACY RELATED LEGISLATION

PracticeXpert and our customers are subject to extensive and frequently changing federal and state healthcare laws, a broad range of complex regulations, programs to combat fraud and abuse, and increasing restrictions on reimbursement for healthcare services. Each of the major federal healthcare payment programs (Medicare, Medicaid and TRICARE) has its own set of complex and sometimes conflicting regulations. Additional regulations have been mandated by the Balanced Budget Act and HIPAA, and a number of states have also imposed significant regulatory programs applicable to billing and payment for healthcare services. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to ongoing changes, many of which are fundamental to our industry. Potential reform legislation may include, but is not limited to, the following:

o     mandated basic healthcare benefits;

o controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid reimbursement;

o     the creation of large insurance purchasing groups;

o     fundamental changes to the healthcare delivery system;

o     FTC enforcement actions of existing privacy laws relating to the Internet;

o     Medicare or Medicaid prescription benefit plans;

o     state licensing requirements; and

o     patient protection initiatives.

HIPAA

Several state and federal laws govern the collection, dissemination, use and confidentiality of patient healthcare information. HIPAA was signed into law on August 21, 1996, and was designed to improve the efficiency and effectiveness of the healthcare system by standardizing the interchange of electronic data for certain administrative and financial transactions and to protect the confidentiality of patient information. Multiple regulations have, and will continue to, be promulgated from this revolutionary legislation.

HEALTHCARE FRAUD AND ABUSE

The federal government has maintained a significant emphasis on the prevention of healthcare fraud and abuse. Pursuant to the False Claims Act, the Medicare and Medicaid Patient and Program Protection Act of 1987, and HIPAA, the federal government has statutory authority to impose both civil and criminal sanctions and penalties for submission of false claims to governmental payors. Civil monetary penalties of up to $50,000 per offense may be imposed, as well as exclusion from participation in Medicare and other governmental healthcare programs. In addition, the False Claims Act allows a private party to bring a "qui tam" or "whistleblower" suit alleging the filing of false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any damages and civil penalties paid to the government. The U.S. Health Care Financing Administration also offers rewards for information leading to recovery of Medicare funds, and the Health Care Financing Administration has begun to engage private contractors to detect and investigate fraudulent billing practices.

PRIVACY COMPLIANCE

HIPAA's Privacy Rule imposes extensive requirements on healthcare providers, healthcare clearinghouses and health plans. These "Covered Entities" must implement standards to protect and guard against the misuse of individually identifiable health information. Certain functions of PracticeXpert have been or may be deemed to constitute a "clearinghouse" as defined by the Privacy Rule. However, in many instances, we also function as a "business associate", as defined thereunder. Among other things, the Privacy Rule requires us to adopt written privacy procedures, adopt sufficient and reasonable safeguards and provide employee training with respect to compliance. The deadline for compliance with the privacy aspects of HIPAA was April 14, 2003. Although we have undertaken several measures to ensure compliance with the privacy regulation by the deadline and believe that we are in material compliance, the privacy regulations are less definitive than other HIPAA regulations, are broad in scope, and will require constant vigilance for ongoing compliance.

We also may be subject to state privacy laws, which may be more stringent than HIPAA in some cases.

TRANSACTION AND CODE SETS COMPLIANCE

HIPAA also mandates the use of standard transactions for electronic claims and other certain healthcare transactions. HIPAA specifically designates clearinghouses (including us and other financial network operators) as the compliance facilitators for healthcare providers and payors. On August 17, 2000, the U.S. Department of Health and Human Services published final regulations to govern eight of the most common electronic transactions involving health information. Under a revised bill passed by the U.S. Congress, the deadline for the transaction and code sets aspects of HIPAA was extended to October 16, 2003, provided that a formal request for extension and plan for compliance was submitted by October 16, 2002. However, covered entities, including PracticeXpert and our physician customers and payors, are permitted to continue to process non-compliant transactions after October 16, 2003 so long as that covered entity is compliant with the "contingency planning" guidelines provided by the Center for Medicare and Medicaid Services. A substantial number of our transactions involving our physician customers and payors are currently being processed in a non-HIPAA compliant manner in accordance with our contingency plan.

SECURITY COMPLIANCE

HIPAA's Security Rule imposes standards for the security of electronic protected health information and was finalized on February 20, 2003. The effective date for the Security Rule is April 20, 2005. We have long-standing physical, technical and administrative safeguards for the protection of electronic health information. The Security Rule has also introduced the concept of an addressable implementation standard which will require ongoing vigilance to ensure that employed safeguards are sufficient given current technology capabilities and threats and reasonable industry expectations.

IDENTIFIERS AND FUTURE HIPAA REGULATIONS

Because some HIPAA regulations, including some various national identifiers, have yet to be issued or implemented, and because even final HIPAA regulations may be subject to additional modification or amendment, our products may require modification in the future. If we fail to offer solutions that permit compliance with applicable laws and regulations, our business could suffer.

PATIENT/CONSUMER PROTECTION INITIATIVES

State and federal legislators and regulators continue to propose initiatives to protect consumers covered by managed care plans and other health coverage plans. These initiatives may result in the adoption of laws related to timely claims payment and review of claims determinations. These laws may impact the manner in which we perform services for our clients.

SUMMARY

We have a well-established compliance program modeled after the Office of Inspector General's Compliance Program Guidance for Third-Party Medical Billing Companies that is designed and maintained to detect and prevent regulatory violations. We believe our compliance program is effective. However, a compliance program cannot be expected to provide absolute assurance of compliance with the law. The existence of an effective compliance program, though, may reduce the severity of civil and criminal sanctions for certain healthcare related offenses.

While we believe our operations are in material compliance with all federal and state healthcare regulations governing medical billing, as currently interpreted, the regulatory environment in which we operate may change significantly in the future, which could restrict our existing operations, expansion, financial condition, or opportunities for success. We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods, as well as Internet and healthcare privacy legislation, and that public debate of these issues will likely continue in the future. Because of uncertainties as to these reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.

Research and Development

As with any software products, ongoing product maintenance and upgrades are required to ensure the Xpert software products function properly and continue to deliver value to our clients. While we intend to continue to fund from continuing operations, ongoing maintenance of, and enhancement to, our Xpert software products, we do not project the need to raise additional capital to fund research and development costs during the next 12 months.

Employees

As of May 20, 2006, we had a total of 125 full-time employees. In order to attract and retain quality employees, we need to offer competitive salaries and benefits; however, we are currently cash constrained. As we continue to grow, we may incur additional costs for personnel, which is dependent upon the level of revenues we may generate and our results of operations.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our executive officers AND directors.

Name                  Age       Position
----                  ---       --------
Michael Manahan       50        Chief Executive Officer and Director
Jonathan Doctor       43        President and Director
Anthony Biele         61        Chief Financial Officer
Zima Hartz            44        Executive Vice President, Secretary and
                                Director
Monica Dedovich       70        Director
Joseph Simone         69        Director
Charles Smith         49        Director


MICHAEL MANAHAN serves as our Chief Executive Officer and a Director. Mr. Manahan is also president of Magnum Financial Group, LLC, a non-active company he co-founded in April 1998, which provided financial advisory and consulting services to emerging growth companies. Prior thereto, Mr. Manahan held a variety of financial and operational positions in a diversified group of companies. Mr. Manahan is a graduate of the British Columbia Institute of Technology and holds an M.B.A. from Pepperdine University.

In February 2002, the SEC filed a civil action for violations of federal securities laws against a public company and certain of its shareholders and officers, and against Magnum and Mr. Manahan, which provided investor relations services to that company. Magnum and Mr. Manahan consented to entry of a permanent injunction enjoining them from future violations of the antifraud provisions of the federal securities laws. Mr. Manahan established a policy to independently verifying all information provided by client companies for distribution and publication.

JONATHAN DOCTOR serves as our President and a Director. From December 2000 to July 2001, Mr. Doctor was a director at Parkstone Medical Information Systems. From August 1999 to November 2001, Mr. Doctor was president of Care Delivery Solutions Corporation. From July 1997 to May 2000, Mr. Doctor served as vice-president, systems development of Salick Health Care Inc. Mr. holds a B.A. from the University of Pennsylvania, an M.Ph. from Yale University School of Medicine and an M.B.A. from the USC Graduate School of Business.

ANTHONY BIELE serves as our Interim Chief Financial Officer. Mr. Biele also serves as our vice president, revenue management group. Mr. Biele joined us in connection with the acquisition of PracticeOne in January 2005, where he served as chief financial officer. From 1993 to 2002, Mr. Biele was a co-founder and chief financial officer of MedPro Healthcare Management Services, a company acquired by PracticeOne. From 1987 to 1993, Mr. Biele was chief financial officer of Crum & Forster Insurance Group, a Xerox company, and Vice President-M&A of Xerox Financial Services. Mr. Biele was formerly a partner at PricewaterhouseCoopers LLP, where he was designated as an insurance and healthcare specialist

ZIMA HARTZ serves as our Executive Vice-President, Secretary and a Director. Prior to co-founding Practice Xpert Services Corp. in August 2001, Mr. Hartz held key management positions and was responsible for development and operations of large software products in the healthcare field, serving as a director for Parkstone, Inc. from December 2000 to July 2001. Mr. Hartz served as executive vice president of Care Delivery Solutions Corporation from August 1999 to November 2001. Mr. Hartz served as senior director of software product development for Salick Healthcare's technology unit from January 1998 to July 2000. Ms. Hartz holds an M.B.A. from Pepperdine University and a B.S. in Math and Computer Science from UCLA.

MONICA DEDOVICH serves as a Director. Ms. Dedovich is a frequent speaker and guest lecturer on physician reimbursement in the New York Metropolitan Region and New England. Ms. Dedovich is one of the original founders of the New York State and Massachusetts State Oncology Societies. Ms. Dedovich served as President of Healthcare Administrative Management from 1997 to March 2001. Since March 2001, she has served as a director of Practice Xpert Services Corp.

                             EXECUTIVE COMPENSATION


Employment Agreements

Our current employment agreement, as amended, with Michael Manahan, our Chief Executive Officer fixes his annual salary at $85,000 during the term of the contract. We have also executed an amendment to an executive employment agreement with Anthony Biele, our Chief Financial Officer, whereby his salary is reduced to $110,000 until October 23, 2006 at which time it increases to $150,000 We have executive employment agreements with Jonathan Doctor, our President and Zima Hartz, our Executive Vice President. These two employment agreements provide for a salary which adjust annually based on our prior years' revenues, as follows:

                   REVENUE RUN RATE        ANNUAL SALARY RATE
                    $  3.8 million            $   52,000
                       5.0 million                62,737
                      10.0 million               114,105
                      15.0 million               154,105
                      20.0 million               182,737
                      25.0 million               200,000

The Employment Agreements for Messrs. Manahan, Doctor and Hartz also provide for
(i) bonus compensation in an amount equal to five percent (5%) of our net income before taxes, which is payable in cash or shares of Common Stock at the Board's discretion, (ii) the issuance of options to purchase 500,000 shares of Common Stock at an exercise price of $0.12 per share, which vest immediately, and (iii) the issuance of options to purchase 1,500,000 shares of Common Stock at an exercise price of $0.30 per share, which vest ratably in equal increments over three years from the date of issuance.

The Employment Agreements for Messrs. Manahan, Doctor and Hartz provide that such agreements may be terminated by the executive, at the executive's discretion, if there is more than a fifty percent (50%) change in our ownership or a substantive change in control or management. Upon such an occurrence, Messrs. Manahan, Doctor and Hartz will each be entitled to a lump sum payment of $1,000,000.

The Employment and Compensation Agreement, as amended, for Anthony Biele has a term of four years, which expires on December 31, 2009, and provides for annual base salary compensation in the amount of $110,000. Such agreement also provides for (i) bonus compensation and (ii) the issuance of options to purchase 350,000 shares of Common Stock at an exercise price of $0.30 per share, which vest ratably in equal increments over four years from the date of issuance. In the event that Mr. Biele is terminated without cause as defined therein. Mr. Biele is entitled to 50% of his unpaid salary for the remaining term.

We are authorized to purchase on behalf of Messrs. Manahan, Doctor and Hartz up to $5,000 in shares of Common Stock in the open market each calendar month. We may also loan each such person up to $500,000 for him to purchase shares of Common Stock. As of the date hereof, we have not made any such purchases or loans.

                      Equity Compensation Plan Information

         The following table sets forth information as of December 31, 2005, the most recently completed fiscal year, regarding our compensation plans pursuant to which we have granted or are authorized to issue equity securities:

                      Equity Compensation Plan Information

                                                 Number of
                                             Securities to be
                                                issued upon
                                               exercises of           Weighted Average
                                                outstanding          Exercise Price Of         Number of Securities
                                                options and       Outstanding Options and     available For future
                Category                          warrants                Warrants                 Plan Issuance
------------------------------------------- -------------------- -------------------------- --------------------------
Equity compensation plans approved by                 7,350,000                      $0.30                  9,135,496
shareholders
Equity compensation plans not approved by
shareholders
Total                                                 7,350,000                      $0.30                  9,135,496

                                 Non-Plan Grants
None.

2004 Equity Incentive

We have adopted the PracticeXpert, Inc. 2004 Equity Incentive Plan to provide an incentive to our employees, officers, directors and consultants to achieve our financial goals and enhance shareholder value. An aggregate of 16,465,496 shares of our common stock are authorized for issuance under this Equity Incentive Plan. The purpose of the Equity Incentive Plan is to attract and retain qualified personnel, to provide additional incentives to our employees, officers and directors and to promote the success of our business. In furtherance of this purpose, the Plan authorizes (i) the granting of incentive and non-statutory stock options to purchase shares of common stock to our employees, officers and directors, and (ii) the granting of rights to purchase shares of common stock on a "restricted stock" basis, or Awards, to our employees, officers and directors. Incentive stock options may only be granted to our full-time employees. Non-statutory stock options and Awards may be granted to directors of the Company and any person employed by us. The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option or Award grants, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule to be in effect for the option or Award grant and the maximum term for which any granted option or Award is to remain outstanding.

Each option granted under the Plan has a maximum term of ten years (five years with respect to incentive stock options granted to holders of more than 10% of the voting power of our outstanding stock), subject to earlier termination following the optionee's cessation of service with us. Options granted under the Plan may be exercised only for fully vested shares. The exercise price of incentive stock options and non-statutory stock options granted under the Plan must be at least 100% and 85% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive stock options granted to holders of more than 10% of the voting power of our outstanding stock). The purchase price is payable immediately upon the exercise of the option. Such payment may be made in cash, in outstanding shares of Common Stock held by the participant, through a promissory note payable in installments over a period of years or any combination of the foregoing.

The Board of Directors may amend or modify the Plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options, Awards or vested shares without their consent. In addition, no amendment of the Plan may, without the approval of our shareholders: (i) modify the class of individuals eligible for participation; (ii) increase the number of shares available for issuance, except in the event of certain changes to our capital structure; or (iii) extend the term of the Plan.

Compensation of Executives

The following table provides summary information for the years 2005, 2004 and 2003 concerning cash and non-cash compensation paid or accrued by us to our "named" executive officers. No compensation in excess of $100,000 per year was awarded to, earned by, or paid to any of our executive officers during 2003.


                           SUMMARY COMPENSATION TABLE

                                                  -----------------------------------------------
                                                                Annual Compensation
-------------------------------------------------------------------------------------------------
Name and                                                                            Other Annual
Principal Position                      Year         Salary           Bonus         Compensation
-------------------------------------------------------------------------------------------------
Michael Manahan, Chief Executive        2005         $148,439 (1)       -             $ 8,000 (2)
Officer

Jonathan Doctor, President              2005         $153,922 (1)       -             $14,300 (2)

Anthony Biele, Chief Financial Officer  2005         $120,000        $30,000          $ 2,500 (3)

Zima Hartz, Executive Vice President    2005         $148,439 (1)       -             $14,300 (2)
            and Secretary

Jonathan Doctor, President and          2004         $114,003 (4)       -             $ 4,800 (5)
Chief Executive Officer

Michael Manahan, Chief Financial        2004         $114,003 (4)       -             $ 4,800 (5)
Officer

Zima Hartz, Executive Vice President    2004         $114,003 (4)       -             $ 4,800 (5)
And Secretary
--------------------------------------------------------------------------------------------------
Jonathan Doctor, President and
Chief Executive Officer                 2003         $30,500            -             $ 9,739 (6)

-------------

         (1) Michael Manahan, Jonathan Doctor and Zima Harts have voluntarily deferred compensation in the amounts of $17,571 each during 2005.

         (2) Includes 80,000 shares of common stock issued for services as members of the Board of Directors and reimbursement for automobile allowances.

         (3) Includes reimbursement for an automobile allowance.

         (4) Included $20,000 in salaries accrued but not paid. All three executive officers agreed to defer a portion of their salaries to assist Company in meeting other financial obligations.

         (5) Includes 10,000 shares of common stock issued for services as members of the Board of Directors and $3,600 for automobile allowance.

         (6) On July 31, 2003, 8,619 shares were issued for services as a member of the Board of Directors.

                                                                -------------------------
                                                                  Long Term Compensation
                                                                -------------------------
                                                                         Awards
                                                                -------------------------
                                                                  Securities Underlying
         Name and Principal Position      Year                          Options
         --------------------------------------------------------------------------------
         Michael Manahan, Chief           2005                           500,000
         Executive officer

         Jonathan Doctor, President       2005                           500,000

         Anthony Biele, Chief             2005                           350,000
         Financial Officer

         Jonathan Doctor, President
         And Chief Executive Officer      2004                         1,000,000

         Michael Manahan, Chief           2004                         1,000,000
         Financial Officer

         Zima Hartz, Executive Vice       2004                         1,000,000
         President and Secretary

         Jonathan Doctor, President       2003                             -
         and Chief Executive Officer

         Option Grants in Last Fiscal Year

Shown below is information on grants to the named executives of options to purchase shares of our Common Stock during 2005 pursuant to the PracticeXpert, Inc. 2004 Equity Incentive Plan.

                                                 ---------------------------------------------
                                                    Option/SAR Grants in Last Fiscal Year
                                                             (Individual Grants)
---------------------------------------------------------------------------------------------------------------
                                  Number of
                                  Securities        Percent of Total
                                  Underlying      Options/SARs Granted to    Exercise of Base
Name                            Options/SARs     employees In Fiscal Year      Price ($/Sh)      Expiration Date
---------------------------------------------------------------------------------------------------------------
Michael Manahan, Chief
Executive Officer                     500,000                 37%                 $0.30           June 30, 2017

Jonathan Doctor, President            500,000                 37%                 $0.30           June 30, 2017

Anthony Biele, Interim Chief          350,000                 26%                 $0.30       November 16, 2018
Financial Officer
---------------------------------------------------------------------------------------------------------------

                             DESCRIPTION OF PROPERTY

Our principal executive office is located in Calabasas, California, which has a term that expires in August 2006. We conduct our operations from six offices locations in Oklahoma, California, Virginia, New Jersey, Washington and Idaho. We believe that all of our facilities are leased at market rates, which are pursuant to arms-length transactions with expiration dates that vary through December, 2009, and, in some cases, contain option(s) to extend the term(s) thereof. Although our office facilities vary in terms of age and condition, management believes that our facilities have generally been well maintained, are covered by adequate insurance and are adequate for our current operations. Notwithstanding the foregoing, except for our New Jersey lease which is currently in compliance, the rent on each of the aforementioned leases is currently past due, and the leases are currently in default; however, at this time, there is no pending or threatened litigation as a result thereof.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of May 26, 2006, certain information regarding the beneficial ownership of our common stock by:

(1) Each person who is known us to be the beneficial owner of more than 5% of the common stock,
(2) Each of our director and executive officers and
(3) All of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse. No change in control is currently being contemplated.

        Name and Address of                Shares Beneficially        Percentage of Shares
        Beneficial Owner                   Owned (1)                  Outstanding


                                                                                      Number of            Percent of
                                Beneficial Owner                                        Shares                Class
------------------------------------------------------------------------------------------------------    --------------
Jonathan Doctor (1)                                                                         9,981,838(2)        7.0%
Zima Hartz (1)                                                                              9,475,182(3)        6.6%
Monica Dedovich (1)                                                                         9,718,412           6.8%
Michael Manahan (1)                                                                         6,887,729(4)        4.8%
Barron Partners LP                                                                         34,797,668(5)      24.39%

Renn Capital Group, Inc.                                                                   33,333,334(6)       23.6%
PI (Cayman) Limited                                                                        26,661,926(7)       18.7%
All directors and executives
as a group (7 persons)                                                                     36,715,600(8)       25.7%

 *   Less than one percent.

 (1) The address of the reporting person is c/o PracticeXpert, Inc., 23975 Park Sorrento Drive, No. 110, Calabasas, California 91302.

 (2) The amount includes 1,500,000 shares of our Common Stock underlying stock options.

 (3) The amount includes 1,000,000 shares of our Common Stock underlying stock options.

 (4) The amount includes 1,500,000 shares of our Common Stock underlying stock options.

 (5) The amount includes 18,333,334 shares of our Common Stock underlying warrants. The general partner of Barron Partners LP is Barron Capital Advisors LLC, a Delaware limited liability company. Andrew B. Worden is the managing member of such general partner. Its address is: Barron Capital Advisors, LLC, 730 Fifth Avenue, 9th Floor, New York, New York 10019.

 (6) The amount includes 16,666,667 shares of our Common Stock underlying warrants. RENN Capital Group, Inc. is the investment adviser to Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth Investment Trust PLC, and has shared voting and dispository power with respect to the shares. RENN Capital Group, Inc. is registered as an investment adviser under the Investment Adviser Act of 1940. Its address is: Renn Capital Group, Inc., 8080 North Central Expressway, Suite 210, LB-59, Dallas, Texas 75206.

 (7) This amount includes 6,000,000 shares of our Common Stock underlying warrants. Its address is: PI (Cayman) Limited, c/o Paget-Brown & Company Ltd., West Wind Building, Harbour Drive, P.O. Box 1111, George Town, Grand Cayman, British West Indies.

 (8) This amount includes 4,000,000 shares of our Common Stock underlying stock options.

Footnotes:

1. The number of shares and percentage of class beneficially owned by the entities above is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 3, 2005, we consummated the transactions contemplated by that certain Agreement of Purchase and Sale of Stock dated as of December 20, 2004 with PI (Cayman) Limited for the purchase of Physician Informatics, Inc. This agreement provides for (i) shares of Common Stock equal in dollar value to two times the annual cash flow from operations of Physician Informatics, Inc. for 2005, 2006 and 2007 (the "Earn-Out") and (ii) a fee equal to 8% per annum on the outstanding principal balance of our $4,000,000 loan with Citibank, N.A., which is payable quarterly in shares of Common Stock. We have reserved for issuance 7,278,340 shares of Common Stock to PI (Cayman) Limited, which are issuable in respect of the Earn-Out for 2005. We have also granted a first right of refusal in favor of PI (Cayman) Limited to participate, in part or whole, on all of our future debt or equity financings in excess $250,000.

On March 14, 2006 (the "Issuance Date"), we borrowed the sum of $60,000 from Corazon Manahan, the wife of our chief executive officer and executed a promissory note, which provides for interest at the rate of 15% per annum from the Issuance Date until three months from the Issuance Date; and, thereafter, at the rate of 18% per annum until the principal sum is repaid in full. Ms. Manahan is entitled receive an initial payment, as consideration for the loan, 240,000 shares of Common Stock, and commencing in the fourth month and each month thereafter until the maturity date on October 1, 2006, Ms. Manahan is entitled to receive an additional 45,000 shares of Common Stock.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Our common stock is listed on the NASDAQ OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "PXPT". On May 26, 2006, the last trade price as reported by the Over-the- Counter Bulletin Board was $0.018. As of May 20, 2006, we believe there were approximately [X] holders of record of our common stock.

The following table sets forth the quarterly high and low bid prices for our common shares on the OTC Bulletin Board for the last two completed fiscal years and the subsequent interim periods. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

                                                            Bid Price
                                                 ------------------------------
                    Period                             High            Low
------------------------------------------------ --------------- --------------
Fiscal Year 2006:
March 31, 2006                                          $0.04         $0.02
Fiscal Year 2005:
December 31, 2005                                       $0.07         $0.02
September 30, 2005                                      $0.11         $0.07
June 30, 2005                                           $0.10         $0.06
March 31, 2005                                          $0.14         $0.07
Fiscal Year 2004:
December 31, 2004                                       $0.14         $0.08
September 30, 2004                                      $0.46         $0.12
June 30, 2004                                           $0.67         $0.20
March 31, 2004                                          $0.65         $0.56

                            DESCRIPTION OF SECURITIES

Stock Split

On January 10, 2003, we executed a 50 to 1 reverse stock split for all shareholders of record as of January 9, 2003. On July 21, 2003, we executed a 20 to 1 reverse stock split for all shareholders of record. All shares and per share data have been retroactively restated to reflect these stock splits.

Common Stock

Our Articles of Incorporation authorize the issuance of 250,000,000 shares of common stock, $0.001 par value per share. Of this amount, 142,692,487 are currently issued and outstanding. The following description is a summary of our capital stock and contains the material terms of the capital stock. Additional information can be found in our Articles of Incorporation and Bylaws.

Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our shareholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

Preferred Stock

On October 17, 2001, we filed a Certificate of Designation to change the issuance of preferred stock. We are authorized to issue 50,000,000 shares of preferred stock, of which 8,000,000 will have a par value of $1.00 (3,000,000 shares of Series 6% A convertible Series, 2,000,000 shares of Series 8% B convertible Series and 3,000,000 shares of Series 6% D convertible Series) and 42,000,000 will have a par value of $0.001. 2,000,000 shares of Series C, E and Series F Preferred Stock, each, were designated with a value of $0.001. Remaining shares in the category have not been designated through this date.

The Series A Convertible Preferred Stock, at the option of the holder thereof, is convertible into fully paid shares of common stock, equal to the par value of the Series A Convertible Preferred Stock being converted plus accrued and unpaid dividends, divided by closing market price of the common stock, subject to a maximum of 6,000,000 shares of common stock. The Series A Convertible Preferred Stock is redeemable by us at any time at the rate of $1.00 plus accrued and unpaid dividends. Upon receipt of notice of redemption, the holders of Series A Convertible Preferred Stock will have 30 days to convert Series A Convertible Preferred Stock into common stock. The holders of Series D Convertible Preferred Stock shall be entitled to receive the redemption before the holders of common stock. The holders of the Series A Convertible Preferred Stock are entitled to receive dividends at the rate of 6% per annum payable yearly in shares of our common stock. The Series A Convertible Preferred Stock shall have the full voting rights.

The Series B Convertible Preferred Stock, at the option of the holder thereof, is convertible into fully paid shares of common stock, on the basis of 10 shares of common stock for each one share of Series B Convertible Preferred Stock being converted plus accrued and unpaid dividends. The Series B Convertible Preferred Stock is redeemable by us at any time at the rate of $1.00 plus accrued and unpaid dividends. The holders of Series B Convertible Preferred Stock shall be entitled to receive the redemption before the holders of common stock. The holders of the Series B Convertible Preferred Stock are entitled to receive dividends at the rate of 8% per annum payable yearly in shares of our common stock. The Series B Convertible Preferred Stock shall have the full voting rights and shall vote 10 votes per share of Series B Convertible Preferred Stock held.

The Series C Convertible Preferred Stock is entitled to receive 6% per annum dividend, in preference to any other class. Series C Convertible Preferred Stock, at the option of the holder thereof, is convertible into 15 shares of common stock. The holders of Series C Convertible Preferred Stock shall be paid out of our assets prior and in preference to any payment or distribution out of assets to the holders of the common stock or any other class or series of our capital stock but subordinate to any dividend preference of our Series A, D, E and F Preferred shares in amount per share equal to $1.00 plus all declared but unpaid dividends on such shares to the date fixed for distribution. The holders of Series C Convertible Preferred Stock shall have the voting rights such holder's shares of Series C Convertible Preferred Stock are converted into shares of common stock at which time the holder shall have the voting rights of the holders of common stock shares.

The Series D Convertible Preferred Stock is entitled to receive 6% per annum dividend, in preference to any other class. Series D Convertible Preferred Stock, at the option of the holder thereof, is convertible into fully paid shares of common stock, equal to the par value of the Class D Convertible Preferred Stock being converted plus accrued and unpaid dividends, divided by 95% of the market price of the common stock. The Series D Convertible Preferred Stock is redeemable by us at any time at the rate of $1.00 plus accrued and unpaid dividends. The holders of Series D Convertible Preferred Stock shall be entitled to receive the redemption before the holders of any other series of preferred stock and common stock. Upon receipt of notice of redemption, the holders of Series D Convertible Preferred Stock will have 30 days to convert Series D Convertible Preferred Stock into common stock. The Series D Convertible Preferred Stock shall have the full voting rights and shall be entitled to vote 25 votes per each share.

The Series E Convertible Preferred Stock, at the option of the holder thereof, is convertible into fully paid shares of common stock, equal to two shares of common stock for each one share of Series E Convertible Preferred Stock being converted, plus accrued and unpaid dividends. The Series E Convertible Preferred Stock is redeemable by us at any time at the rate of $1.25 plus accrued and unpaid dividends. The holders of Series E Convertible Preferred Stock shall be entitled to receive the redemption before the holders of common stock. The holders of the Series E Convertible Preferred Stock are entitled to receive dividends at the rate of 8% per annum payable yearly in shares of our common stock. The Series E Convertible Preferred Stock shall have the full voting rights and shall be entitled to vote two votes for each one share of Series E Convertible Preferred Stock held.

The Series F Convertible Preferred Stock, at the option of the holder thereof, is convertible into fully paid shares of common stock, equal to 10 shares of common stock for each one share of Series F Convertible Preferred Stock being converted, plus accrued and unpaid dividends. The Series F Convertible Preferred Stock is redeemable by us at any time at the rate of $1.25 plus accrued and unpaid dividends. The holders of Series F Convertible Preferred Stock shall be entitled to receive the redemption before the holders of common stock. The holders of the Series F Convertible Preferred Stock are entitled to receive dividends at the rate of 8% per annum if paid in cash and 12% per annum if paid in common stock. The Series F Convertible Preferred Stock shall have the full voting rights and shall be entitled to 10 votes per share.

To date the only preferred shares issued by the Company are 41,170shares of Preferred Series C. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We intend to furnish holders of our common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

                           DESCRIPTION OF THE WARRANTS

Common Stock Warrants

We have issued common stock warrants exercisable into 48,333,347 shares of common stock at $0.12 per share. The common stock warrants have a five (5) year term and at no time may a holder exercise its warrant if it would cause such holder's ownership to exceed 4.99% of our common stock outstanding at the time of exercise. Notwithstanding anything to the contrary set forth in the preceding sentence, the foregoing limitations are not applicable to the warrants issued beneficially owned by Renn Capital Group, Inc. and Barron Partners LP.

Iif the closing bid price of our common stock exceeds $0.65 for a period of 10 consecutive trading days, upon notice to the warrant holders, up to half of the Warrants may be redeemed by us at $0.10 per warrant

Placement Agent Warrants

We have issued and outstanding placement agent warrants exercisable into 1,998,574 shares of common stock at $0.12 per share and 1,998,574 shares of common stock at $0.30 per share, or an aggregate amount of 3,997,148 warrants. The warrants are exercisable after the date of issuance and shall expire five
(5) years after the date of issuance, unless extended by us. The warrants include a cashless exercise provision and are non-redeemable. The warrants are transferable at the placement agent's discretion.

Transfer Agent

The transfer agent for the common stock is First Global Stock Transfer, 7341 W. Charleston Blvd., Suite 130 Las Vegas, Nevada 89117, and its telephone number is
(702) 656-4919.

  DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as well as our by-laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Nevada, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of PracticeXpert, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

      ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

Authorized and Unissued Stock

The authorized but un-issued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS

The financial statements of PracticeXpert incorporated herein have been so incorporated in reliance upon the report of Kabani & Co., Inc., independent certified public accountants, given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding
PracticeXpert's ability to continue as a going concern).

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby was passed upon for us by Law Offices of Michael H. Hoffman, P.A., Boca Raton, Florida.


                              AVAILABLE INFORMATION

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to PracticeXpert, Inc., and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at PracticeXpert, Inc., 4130 Cahuenga Boulevard, Suite 215, Toluca Lake, California 91602, Attention: Michael Manahan, Chief Financial Officer. We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       FINANCIAL STATEMENTS AND SCHEDULES
                  DECEMBER 31, 2003 AND 2002 AND MARCH 31, 2004

                         FORMING A PART OF ANNUAL REPORT
                 PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934

                               PRACTICEXPERT, INC.


Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

PracticeXpert, Inc.

We have audited the accompanying consolidated balance sheet of PracticeXpert, Inc. as of December 31, 2005, and the related consolidated statements of operations, consolidated stockholders' deficit, and consolidated cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of these consolidated statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PracticeXpert, Inc. as of December 31, 2005, and the results of their operations and cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended December 31, 2005, the Company incurred net losses of $12,205,819 and has an accumulated deficit of $24,103,269 as of December 31, 2005. In addition, the Company had negative cash flow from operating activities amounting to $ 1,940,442 during the year ended December 31, 2005. These factors, among others, as discussed in Note 15 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company

Kabani & Company
Certified Public Accountants
Los Angeles, California

April 10, 2006

                               PRACTICEXPERT, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005

                                     ASSETS


CURRENT ASSETS
     Cash & cash equivalents                                               $    193,715
     Inventory                                                                  107,759
     Accounts receivable, net $469,656 allowance for doubtful accounts        1,634,472
     Unbilled receivables                                                       436,247
     Other accounts receivable                                                   40,400
                                                                           ------------
      Total current assets                                                    2,412,593

PROPERTY AND EQUIPMENT, NET                                                     461,524

OTHER ASSETS
     Deposits                                                                    65,825

INTANGIBLES
     Client lists, net                                                        2,674,098
     Software, net                                                              800,000
                                                                           ------------
                                                                              3,474,098
                                                                           ------------
                                                                           $  6,414,040
                                                                           ============

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
     Accounts payable & accrued expenses                                   $  5,203,263
     Notes payable - related parties                                            119,146
     Lines of credit                                                          4,090,437
     Deferred Revenue                                                         1,076,770
     Advances                                                                   422,781
     Other current liabilities, including related party debt of $220,280        508,564
     Dividends payable                                                           15,306
                                                                           ------------
             Total current liabilities                                       11,436,267

Note Payable- long term                                                         100,000

COMMITMENTS                                                                          --

STOCKHOLDERS' DEFICIT
     Preferred stock - unclassified, authorized shares 36,000,000, no par value, none issued
     Preferred stock convertible - Series C, 6%, $.001 par value
        2,000,000 shares authorized; 41,170 issued and outstanding                   41
     Common stock, $.001 par value, 200,000,000 shares authorized;
        142,692,487 issued and outstanding                                      142,692
     Treasury Stock, 49,000 shares of common stock                             (285,000)
     Additional paid in capital                                              18,486,779
     Shares to be issued                                                        636,530
     Accumulated deficit                                                    (24,103,269)
                                                                           ------------
             Total stockholders' deficit                                     (5,122,227)
                                                                           ------------
                                                                           $  6,414,040
                                                                           ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               PRACTICEXPERT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATION
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004



                                                                 2005            2004
                                                             ------------    ------------
NET REVENUES:
    Medical billings and related services                    $  7,604,956    $  7,343,846
    Management Services                                         6,655,338       3,752,666
    Software products                                           3,464,850              --
                                                             ------------    ------------
          TOTAL NET REVENUE                                  $ 17,725,144    $ 11,096,512
OPERATING EXPENSES
    Legal settlement                                               12,000         250,750
    Impairment of goodwill, client lists                        4,146,751         411,963
    Impairment of intangible assets                                    --         416,827
    Medical billing and related services                       14,206,232      10,312,077
    Management services                                         5,975,597       3,649,348
    Software Products                                           4,822,418              --
    Other expense                                                 223,694              --
                                                             ------------    ------------
TOTAL OPERATING EXPENSES                                       29,386,692      15,040,965

LOSS FROM OPERATIONS                                          (11,661,548)     (3,944,453)

NON-OPERATING INCOME (EXPENSE):
    Gain on settlement of debts                                    39,196          70,988
    Loss on disposal of asset                                          --          (4,706)
    Interest income                                                 1,672             382
    Interest expense                                             (548,937)       (249,419)
                                                             ------------    ------------
          Total non-operating expense                            (508,069)       (182,755)
                                                             ------------    ------------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM              (12,169,617)     (4,127,208)

INCOME TAXES                                                        1,502           5,600
                                                             ------------    ------------
LOSS BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY ITEM    (12,171,119)     (4,132,808)

DISCONTINUED OPERATIONS:
  Loss from operations to be disposed, net                       (312,159)             --
  Loss on sale of business                                       (322,541)        (66,590)
                                                             ------------    ------------
LOSS BEFORE EXTRAORDINARY ITEM                                (12,805,819)     (4,199,398)

EXTRAORDINARY ITEM
    Gain on conversion of note                                    600,000              --
                                                             ------------    ------------
NET LOSS                                                      (12,205,819)     (4,199,398)

Dividend requirement for preferred stock                               --         (63,740)
                                                             ------------    ------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS                   $(12,205,819)   $ (4,263,138)
                                                             ============    ============

                               PRACTICEXPERT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATION
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                     (cont.)


BASIC WEIGHTED AVERAGE NUMBER OF
    COMMON STOCK OUTSTANDING*                                  134,930,115        80,670,149
                                                              ============    ==============

BASIC NET LOSS PER SHARE FROM CONTINUING OPERATIONS           $      (0.09)   $        (0.05)
                                                              ============    ==============

BASIC NET LOSS PER SHARE FROM DISCONTINUED OPERATIONS         $         --    $           --
                                                              ============    ==============

BASIC NET GAIN FROM EXTRAORDIANRY ITEM                        $         --    $           --
                                                              ============    ==============

BASIC NET LOSS PER SHARE FOR DIVIDENDS FOR PREFERRED STOCK    $         --    $           --
                                                              ============    ==============

BASIC NET LOSS PER SHARE                                      $      (0.09)   $        (0.05)
                                                              ============    ==============
DILUTED WEIGHTED AVERAGE NUMBER OF
    COMMON STOCK OUTSTANDING*                                  134,930,115        80,670,149
                                                              ============    ==============

DILUTED NET LOSS PER SHARE FROM CONTINUING OPERATIONS         $      (0.09)   $        (0.05)
                                                              ============    ==============

DILUTED NET LOSS PER SHARE FROM DISCONTINUED OPERATIONS       $         --    $           --
                                                              ============    ==============

DILUTED NET GAIN FROM EXTRAORDIANRY ITEM                      $         --    $           --
                                                              ============    ==============

DILUTED NET LOSS PER SHARE FOR DIVIDENDS FOR PREFERRED STOCK  $      (0.00)   $        (0.00)
                                                              ============    ==============

DILUTED NET LOSS PER SHARE                                    $      (0.09)   $        (0.05)
                                                              ============    ==============


Weighted average number of shares used to compute basic and diluted net loss per share for 2005 and 2004 are the same since the effect of the dilutive securities issued was anti-dilutive.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               PRACTICEXPERT, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                             PREFERRED STOCK                          COMMON STOCK
                                                      ----------------------------    --------------------------------------------
                                                                                                                        ADDITIONAL
                                                        NUMBER OF                       NUMBER OF                        PAID IN
                                                         SHARES          AMOUNT          SHARES          AMOUNT          CAPITAL
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 2003                             4,101,519    $  1,949,937      15,387,918    $     15,388    $  5,488,272
Issuance of shares for cash                                     --              --      59,328,662          59,329       6,101,600
Issuance of shares for directors' fees                          --              --         100,000             100          35,900
Issuance of shares for interest                                 --              --          68,093              68          18,139
Issuance of shares for services                                 --              --       2,111,123           2,111         467,771
Issuance of shares for salary                                   --              --          70,000              70          33,480
Issuance of shares for dividend payment                         --              --       1,386,083           1,386         690,341
Issuance of shares for conversion of
   Preferred stock                                      (4,060,349)     (1,949,896)     36,615,740          36,616       1,913,280
Issuance of shares for debt settlement                          --              --          50,000              50          24,450
Issuance of shares for acquisition of
   subsidiaries                                                 --              --       2,197,185           2,197         621,166
Issuance of shares for Series F Preferred Stock
   to be issued                                                 --              --         138,859             139           9,861
Warrants issued                                                 --              --              --              --           7,173
Additional shares issued to correct the transaction             --              --          11,319              11             (11)
Shares to be issued for cash received                           --              --              --              --              --
Net loss for the year ended December 31, 2004                   --              --              --              --              --
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 2004                                41,170              41     117,464,982         117,465      15,411,422
Issuance of shares for cash received prior year                 --              --         222,017             222          66,383
Issuance of shares for directors' fees                          --              --         433,111             433          35,547
Issuance of shares for interest                                 --              --         536,926             537          40,420
Issuance of shares for services                                 --              --       1,761,563           1,762         170,881
Issuance of shares for conversion of note                       --              --      10,000,000          10,000         690,000
Issuance of shares for acquisition of
   subsidiaries                                                 --              --      12,473,888          12,474       1,612,526
Redemption of promissory note collateral                        --              --        (200,000)           (200)            200
Warrants issued                                                 --              --              --              --         459,400
Additional shares to be issued-acquisition                      --              --              --              --              --
Shares to be issued for cash received                           --              --              --              --              --
Shares to be issued for services                                --              --              --              --              --
Net loss for the year ended December 31, 2005                   --              --              --              --              --
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 2005                                41,170    $         41     142,692,487    $    142,693    $ 18,486,779
                                                      ============    ============    ============    ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               PRACTICEXPERT, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                     (cont.)


                                                        SHARES TO     SUBSCRIPTION      TREASURY      ACCUMULATED        EQUITY
                                                        BE ISSUED      RECEIVABLE         STOCK         DEFICIT         (DEFICIT)
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 2003                          $     33,804    $    (35,000)   $   (285,000)   $ (7,634,312)   $   (466,911)
Issuance of shares for cash                                (23,804)         35,000              --              --       6,172,125
Issuance of shares for directors' fees                          --              --              --              --          36,000
Issuance of shares for interest                                 --              --              --              --          18,207
Issuance of shares for services                                 --              --              --              --         469,882
Issuance of shares for salary                                   --              --              --              --          33,550
Issuance of shares for dividend payment                         --              --              --              --         691,727
Issuance of shares for conversion of
   Preferred stock                                              --              --              --              --              --
Issuance of shares for debt settlement                          --              --              --              --          24,500
Issuance of shares for acquisition of
   subsidiaries                                                 --              --              --              --         623,363
Issuance of shares for Series F Preferred Stock
   to be issued                                            (10,000)             --              --              --              --
Warrants issued                                                 --              --              --              --           7,173
Additional shares issued to correct the transaction             --              --              --              --              --
Shares to be issued for cash received                       93,122              --              --              --          93,122
Net loss for the year ended December 31, 2004                   --              --              --      (4,263,138)     (4,263,138)
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 2004                                93,122              --        (285,000)    (11,897,450)      3,439,600
Issuance of shares for cash received prior year            (66,605)             --              --              --              --
Issuance of shares for directors' fees                          --              --              --              --          35,980
Issuance of shares for interest                              9,375              --              --              --          50,332
Issuance of shares for services                             (4,792)             --              --              --         167,851
Issuance of shares for conversion of note                       --              --              --              --         700,000
Issuance of shares for acquisition of
   subsidiaries                                                 --              --              --              --       1,625,000
Redemption of promissory note collateral                        --              --              --              --              --
Warrants issued                                                 --              --              --              --         459,400
Additional shares to be issued-acquisition                 561,160              --              --              --         561,160
Shares to be issued for cash received                       11,269              --              --              --          11,269
Shares to be issued for services                            33,000              --              --              --          33,000
Net loss for the year ended December 31, 2005                   --              --              --     (12,205,819)    (12,205,819)
                                                      ------------    ------------    ------------    ------------    ------------
BALANCE AT DECEMBER 31, 2005                          $    636,530    $         --    $   (285,000)   $(24,103,269)   $ (5,122,227)
                                                      ============    ============    ============    ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               PRACTICEXPERT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                                  2005            2004
                                                              ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss from continuing operations                      $(12,205,819)   $ (4,263,138)
     Adjustments to reconcile net loss to net
       cash provided by (used in) operating activities:
         Depreciation and amortization                           2,942,696       1,775,524
         Loss on disposal of asset                                      --           4,705
         Impairment of goodwill/client lists                     4,146,751         411,963
         Impairment of intangible assets                                --         416,827
         Gain on settlement of debts and conversion of note       (639,196)        (70,988)
         Loss on disposal of subsidiaries                               --          66,590
         Shares, options and warrants issued for services
                       and compensation                            487,504         546,605
            Shares issued for interest                              40,957          18,207
            Shares to be issued for services                        33,000              --
            Shares to be issued for interest                         9,375              --

         (Increase) decrease in current assets
               Accounts receivable                                (133,073)       (232,581)
               Accounts receivable-management services                            (872,537)
               Other receivable                                    (40,000)             --
               Prepaid expenses                                     22,045          82,809
               Inventory                                          (107,759)             --
               Other current assets                                102,370         (88,614)
         Increase (decrease) in current liabilities:                                    --
               Accounts payable and accrued expense              2,349,960       1,777,096
               Other current liabilities                            14,221         145,858
               Due to physician                                    144,205              --
               Deferred revenue                                    367,472              --
               Dividends payable                                        --         (21,851)
         Decrease in other assets-deposit                          (45,969)        (12,621)
                                                              ------------    ------------
     Total Adjustments                                           9,694,559       3,946,992
                                                              ------------    ------------
                 Net cash used in operating activities
                         from continuing operations             (2,511,260)       (316,146)
                                                              ------------    ------------
     Net loss from discontinued operations
            Depreciation                                            15,193              --
            Impairment of goodwill                                 233,084              --
            Loss on the sale of client lists                       322,541              --
                                                              ------------    ------------
                 Net cash used in operating activities
                         from discontinued operations              570,818              --
                                                              ------------    ------------
                 Net cash used in operating activities          (1,940,442)       (316,146)
                                                              ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES

         Cash received in acquisition of subsidiaries               20,023              --
         Cash paid in acquisition of subsidiaries                 (362,187)     (4,250,000)
         Development of software                                        --        (154,964)
         Proceeds from disposal of fixed asset                          --           1,500
         Goodwill reduction for reimbursement of expenses          796,000              --
         Purchase of property & equipment                         (108,539)       (202,677)
                                                              ------------    ------------
                 Net cash (provided by) used in
                          investing activities                     345,297      (4,606,141)
                                                              ------------    ------------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               PRACTICEXPERT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                     (cont.)


                                                                 2005           2004
                                                             -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Payments on loans from related parties                 (255,501)       (81,684)
         Payments of notes payable                              (242,247)    (1,400,890)
         Proceeds from notes payable                           1,728,730        450,000
         Proceeds from loans from related parties                165,218             --
         Cash received from shares to be issued                   11,269         93,122
         Cash received from issuance of shares                        --      6,172,125
                                                             -----------    -----------
                 Net cash provided by financing activities     1,407,457      5,232,673
                                                             -----------    -----------

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS              (187,688)       310,386

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                       381,403         71,017
                                                             -----------    -----------
CASH & CASH EQUIVALENTS, ENDING BALANCE                      $   193,715    $   381,403
                                                             ===========    ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
            Interest                                         $   508,568    $   229,231
            Taxes                                            $        --    $        --

Non-cash investing and financing activities:
            Shares issued for conversion of note             $   700,000    $        --
            Shares issued for acquisition of subsidiary      $ 1,625,000    $        --



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               PRACTICEXPERT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.     DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

PracticeXpert, Inc., a Nevada corporation (the "Company"), is a healthcare services and technology company, which is in the business of providing "turn-key" administrative services to our clients, as well as developing and deploying systems, technologies and services designed to improve operational efficiencies, reduce billing errors and enhance cash flow for medical practitioners. The Company was incorporated under the name Engineering Services, Inc., on July 13, 1984. Since then, the Company has undergone a series of corporate name changes by amending its articles of incorporation, and discontinued a number of its businesses.

On April 11, 2003, the Company entered into a stock purchase agreement with Practice Xpert Services Corp., a California corporation. Pursuant to this agreement, the Company purchased 92% of the outstanding shares of capital stock of Practice Xpert Services Corp. The shareholders of Practice Xpert Services Corp. received 7,670,596 shares of common stock of the Company and 1,845,000 shares of Series C Preferred Stock of the Company, constituting 72.75% of the Company's voting securities. As a condition thereto, the Company's existing officers resigned and the Company's board of directors appointed the executive officers of Practice Xpert Services Corp. to serve as our executive management team. On September 30, 2003, the Company purchased the remaining eight percent (8%) of the issued and outstanding shares of capital stock of Practice Xpert Services Corp. by issuing 472,860 shares of common stock of the Company and 111,736 shares of Series C Preferred Stock of the Company to the shareholders of Practice Xpert Services Corp. As a result thereof, the Company owns all of issued and outstanding shares of capital stock of Practice Xpert Services Corp.

On June 27, 2003, the Company entered into a stock purchase agreement for the sale of all of the outstanding shares of capital stock of Clover, Inc., one of its wholly-owned subsidiaries, to a former director, in exchange for the repurchase by the Company of 100,000 shares of common stock of the Company from such director. Clover was an operating subsidiary of one of the predecessor businesses of the Company.

According to the terms of the share exchange agreement, control of the Company passed to the shareholders of PracticeXpert Services Corp. This type of share exchange has been treated as a capital transaction accompanied by a recapitalization of Practice Xpert Services Corp. in substance, rather than a business combination, and is deemed a "reverse acquisition" for accounting purposes since the shareholders of Practice Xpert Services Corp. controlled a majority of the total common shares outstanding immediately following the consummation of the transactions contemplated by the share exchange agreement.

On July 21, 2003, the Company changed its name to PracticeXpert, Inc.

Practice Xpert owns all of the issued and outstanding shares of capital stock of PracticeXpert of California, Inc., a California corporation, and PracticeXpert of Idaho, Inc., an Idaho corporation.

On November 10, 2003, the Company completed the acquisition of National Healthcare Management Services, Inc., a West Virginia Corporation, which subsequently changed its name to PracticeXpert of West Virginia, Inc.

On March 1, 2004, PracticeXpert of Texas, Inc., which was formed by the Company on November 7, 2003, completed its acquisition of the assets and liabilities of Singer MedScript, a Texas sole proprietorship.

On April 28, 2004, the Company completed its acquisition of Cancer Care Network, Inc., an Oklahoma corporation,, which subsequently changed its name to PracticeXpert of Oklahoma, Inc.

On July 31, 2003, the Company entered into an agreement to acquire Healthcare Billing Solutions, Inc., a Montana corporation, which was subsequently rescinded by the parties effective September 1, 2004. The loss from Healthcare Billing Solutions, Inc. for eight-month period ended August 31, 2004 has been included in the loss from discontinued operations along with a loss on disposal in the financial statements for the year ended December 31, 2004.

On January 3, 2005, the Company acquired Physician Informatics, Inc., doing business as PracticeOne, a provider of practice management and clinical management solutions, including outsourced medical billing and administrative services, as well as proprietary practice and clinical management software. This entity changed its name to PraticeXpert Systems, Inc. Under the terms of the Agreement of Purchase and Sale of Stock dated as of December 20, 2004 for such acquisition, the stockholders of PracticeOne were issued 12,500,000 shares of common stock of the Company, and a promissory note payable to its majority stockholder was issued. On June 30, 2005, such promissory note was converted into 10,000,000 shares of Common Stock of the Company, which resulted in a gain of $700,000. Additional purchase price consideration is payable to the selling shareholders as an earn-out based upon the results of operations of this entity for 2005, 2006 and 2007.

From March 11, 2005 to September 30, 2005, PracticeXpert of Idaho, Inc. managed an oncology medical facility in Yakima, Washington, which resulted in losses of $585,705, including write-offs of uncollectible amounts of $227,262. PracticeXpert of Idaho, Inc. terminated the management services agreement for such facility effective on November 23, 2005. Revenues from such agreement amounted to approximately $1,740,000 in 2005.

On December 31, 2005, PracticeXpert of Texas, Inc. completed the sale of its medical transcription business to Transcend Services, Inc. Transcend Services will pay as purchase price consideration up to $500,000 over three years, on an earn-out basis, and made an initial payment on closing in the amount of $40,000. The amount of future consideration, if any, to be received under such earn-out will be based solely on the cash profits received from customers of the medical transcription business in existence on the date of closing.


NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as referred to in Note 1. All significant inter-company accounts and transactions have been eliminated in this consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

REVENUE RECOGNITION

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin ("SAB") 104. Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, the delivery is completed and collectibility is reasonably assured. Generally, the Company extends credit to its customers and does not require collateral. The Company performs ongoing credit evaluations of its customers and historic credit losses have been within management's expectations.

Revenue is recognized from various sources. Medical billing and collection revenue is derived from contractual arrangements with medical practices for billing and collection services and are earned based on the amount collected on behalf of the client. Management services revenue includes certain contracts under which the Company has managed manages specified medical facilities, and participated in the profitability of the facility, along with the owners of the facility. Software revenue is derived from the sale of proprietary practice management and clinical management software products; and revenue is recognized when the software is installed and working, training is complete and when conversion of the practice's patient files are complete. Additionally, clients are billed monthly for software maintenance contracts. Consulting and education fees are earned as work is performed on consulting engagements and upon completion of training seminars.

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and the tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

ADVERTISING

The Company expenses advertising costs as incurred.


STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the fair value method or
(ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for stock issued to employees" and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the fair value method. The Company uses the intrinsic value method prescribed by APB No. 25 and has opted for the disclosure provisions of SFAS No. 123.


ISSUANCE OF SHARES FOR SERVICES

The Company accounts for the issuance of equity instruments to acquire services based on the fair value of the services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.


COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

As part of intangible assets, the Company capitalizes certain computer software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are expensed when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

The Company had previously capitalized the cost of computer software through the year 2004. At December 31, 2004, the Company wrote off the balance of the capitalized software costs amounting to $416,827 since the Company determined that this software would no longer generate the projected revenue as a result of the subsequent acquisition of a company with a different software platform. (see note 6) No additional costs have been capitalized in 2005.

PROPERTY & EQUIPMENT

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred. Expenditures for additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of five to seven years.


LONG-LIVED ASSETS

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company reviews and accounts for the impairment of goodwill in accordance with SFAS 142. Goodwill that has an indefinite useful life is not amortized, but instead is tested for impairment by comparing the carrying value of the reporting unit to its estimated fair value. The Company bases its estimates of fair value on projected future cash flows of the reporting unit. If the carrying value of the reporting unit is greater than its estimated fair value, an impairment loss is recognized, which is equal to difference between the implied fair value of the reporting unit goodwill and the carrying amount of the goodwill. The Company completes goodwill impairment tests on an annual basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the Balance Sheet for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

SEGMENT REPORTING

SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," requires use of the "management approach" model for segment reporting, which is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Following is a summary of segment information by geographic unit for the year ended December 31, 2005:

                                CA             ID            TX (2)          OK            WV
                           -----------    -----------     -----------    -----------    ---------
Sales                       $1,050,737     $3,161,675     $       --     $8,726,518     $354,263
Operating income (loss)     (3,126,547)    (1,002,649)      (301,628)      (315,431)     (20,721)
Total Assets                   206,317        199,933        169,966      1,415,462       23,215
Capital Expenditures                --             --             --             --           --
Depreciation and amortization    4,119         42,642          4,663        100,604       15,285


                                 PracticeOne
                                  CA-Sys (1)    Unallocated       Total
                                 -----------    -----------    -----------

Sales                            $4,431,952      $      --     $17,725,144
Operating income (loss)            (405,887)    (7,032,957)    (12,205,819)
Total Assets                        885,049      3,514,099       6,414,040
Capital Expenditures                     --             --              --
Depreciation and amortization       118,817      2,671,759       2,957,889

(1) PracticeXpert Systems, Inc. also includes medical billing revenue from New Jersey in the amount of $507,610.

(2) For the year ended December 31, 2005, PracticeXpert of Texas, Inc. is included under Discontinued Operations on the Income Statement. As such, the depreciation for Texas is included in Discontinued Operations.


Following is a summary of segment information by geographic unit for the year ended December 31, 2004:

                                 CA             ID             TX             OK            WV        Total
                             -----------    -----------   -----------    -----------    ---------  -----------
Sales                       $ 1,159,293    $ 2,356,046   $   637,454    $ 6,563,868    $ 378,117   $11,094,778
Operating income (loss)      (2,662,326)       310,135      (146,878)       723,532     (127,837)   (1,903,374)
Total Assets                    729,263        356,101       102,620      1,523,772       56,125     2,767,881
Capital Expenditures                 --         18,524         3,000         54,558        2,225        78,307
Depreciation and amortization   122,612         53,798            --          1,647       26,088       204,145

                                 Unallocated       Total
                                 -----------    -----------

Sales                               $ 1,734    $ 11,096,512
Operating income (loss)          (2,041,079)     (3,944,453)
Total Assets                             --       2,767,881
Capital Expenditures                     --          78,307
Depreciation and amortization     1,571,379       1,775,524


BASIC AND DILUTED NET LOSS PER SHARE

Net loss per share is calculated in accordance with SFAS No. 128, "Earnings per share". SFAS No. 128 superseded APB No. 15. Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.


STOCK-BASED COMPENSATION

The Company has adopted the disclosure provisions of SFAS 123 and continues accounts for stock-based compensation using the intrinsic value method prescribed in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Common stock issued to employees for compensation is accounted for based on the market price of the underlying stock, generally the average low bid price.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services." Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results.

RECENT PRONOUNCEMENTS

In December 2004, the FASB issued FASB No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123." FASB Statement No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FASB No. 123R is effective beginning January 1, 2006. The Company has not yet evaluated the impact of adoption of FASB Statement No. 123R on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to the prior periods' financial statements of changes in accounting principle, unless this retrospective application would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company is evaluating the effect the adoption of this statement will have on its financial position, cash flows and results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140." This Statement amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement resolves issues addressed in FASB Statement No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." The Company believes that the adoption of this standard will have no material impact on its consolidated financial statements.


In March 2006 FASB issued SFAS 156, "Accounting for Servicing of Financial Assets." This Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

      1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

      2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

      3. Permits an entity to choose `Amortization method' or `Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

      4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

      5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the Balance Sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities.


      This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements


NOTE 3 - OTHER ASSETS

Other assets amounting to $65,825 comprised of a $37,600 insurance premium deposit and security deposits of $28,225.

NOTE 4 - ACCOUNTS RECEIVABLE


The Company has a net accounts receivable balance of $1,634,472 as of December 31, 2005. In determining the allowance to be maintained, management considers many factors including industry and historical loss experience. The Company believes that the majority of its accounts receivable are collectible. The Company reserved $469,656 as an allowance for doubtful accounts.


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment comprised of following on December 31, 2005:


                  Furniture & Fixtures                $   758,619
                  Office Equipment                        147,115
                  Computer Equipment                      666,293
                  Software                                501,835
                  Leasehold Improvement                    15,789
                  Financing Fees                           80,114
                                                      -----------
                                                        2,169,765
                  Less Accumulated Depreciation        (1,708,241)
                                                      -----------
                                                      $   461,524
                                                      ===========


NOTE 6 - INTANGIBLE ASSETS

Software

During the year ended December 31, 2004, the Company capitalized internal and external costs of $137,980, which was incurred to develop internal-use computer software during the application and development stage. Capitalized software has been amortized over a period of five years using the straight-line method. Amortization began when the software was available for its intended use. The Company evaluates capitalized software cost for recoverability and writes down such costs if the unamortized cost is lower than its net realizable value. At December 31, 2004, the Company wrote off the balance of the capitalized software costs amounting to $416,827, as a result of the subsequent acquisition of a Company with a different software platform.

During the year ended December 31, 2005, the Company acquired software through the purchase of a subsidiary. The carrying value of the software was originally valued at $1,200,000. The amortization expense for the period ended December 31, 2005, was $400,000, resulting in a net carrying value of $800,000.

Client lists

The Company has client lists acquired through purchase of subsidiaries valued at $2,674,098 and $5,252,784 as of December 31, 2005 and 2004, respectively. These client lists are amortized over one to nine years. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS No. 144. At December 31, 2005 and 2004, the Company recorded impairment losses of $2,736,546 and $288,600, respectively, since the Company determined that the undiscounted cash flows estimated to be generated by the client lists were less than the carrying amount. The amortization expenses for the period ended December 31, 2005 and 2004 were $2,266,488 and 1,530,680, respectively.

The estimated aggregated amortization expenses for each of the five succeeding years are as follows:

                           Year           Amortization ($)
                           ----           ----------------

                           2006               733,695
                           2007               733,695
                           2008               676,978
                           2009               403,065
                           2010                88,189
                           Yearly thereafter   38,476


Goodwill

Goodwill in 2005 related to the acquisition of two subsidiaries. In connection with the acquisition of PracticeOne, additional purchase price consideration is payable to the shareholders of PracticeOne as an earn-out which amounts to $561,160 for the year ending December 31, 2005. This amount has been recorded as goodwill, however, based on an independent valuation conducted annually in accordance with Company policy, the Company has determined that the carrying value of the reporting unit goodwill is greater than its estimated fair value and as a result an impairment loss for goodwill was recognized in the amount of $1,410,206, which is equal to the difference between the implied fair value of the reporting unit goodwill and the carrying amount of the goodwill.

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                    Accounts payable                $ 3,735,815
                    Accrued expenses                    665,649
                    Accrued payroll                     758,367
                    Payroll tax & benefits payable       43,432
                                                    -----------
                                                    $ 5,203,263
                                                    ===========


NOTE 8 - NOTES PAYABLE, RELATED PARTIES

Notes payable to related parties consist of the following:

    Notes payable--stockholder bearing interest at 8%, due on
      February 17, 2007, unsecured                                      119,146
                                                                      ---------
    Current portion                                                   $ 119,146
                                                                      =========

During the year ended December 31, 2005, the Company was unable to meet it's obligations under this loan. As such, the full amount of this loan is payable upon demand and is therefore classified as a current liability in the Balance Sheet at December 31, 2005.


NOTE 9 -NOTES PAYABLE

      Line of credit--interest rate LIBOR + 0.625%                  $4,000,000
      Note payable--interest rate 7.0% due in 2008                     100,000
      Line of credit--expires May 31, 2008                             209,603
                                                                    ----------
      Total                                                         $4,309,603
      Less: non-current portion                                        100,000
      Less: unamortized discount                                       119,166
                                                                    ----------
      Current portion                                               $4,090,437
                                                                    ==========

During the year ended December 31, 2005, the Company consummated a $1,000,000 asset-based financing revolving credit facility for a term of three years with a lender. Amounts available under the Loan are limited to approximately eighty percent (80%) of qualified accounts receivable, and subject to further reserves, as determined from time to time by the lender, which will be less than the balance of accounts receivable as reflected on our Consolidated Balance Sheet. The collateral pledged for this line of credit was the accounts receivable and inventory of the Company. As of December 31, 2005, the Company did not meet the loan covenants as required by this loan. This revolving credit facility was canceled in January 2006.

NOTE 10 -ADVANCES

The advances amounting to $422,781 are due on demand, unsecured and interest free.


NOTE 11 -OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

              Advances from stockholders          $220,280
              Credit lines payable                  80,290
              Credit lines payable                  63,789
              Due to Physicians                    144,205
                                                  --------
                                                  $508,564
                                                  ========

The advances from stockholders are due on demand, unsecured and interest free.


NOTE 12 -STOCKHOLDERS' EQUITY

Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods and services. The securities were valued at the average fair market value of the freely trading shares of common stock of the Company, as quoted on over-the-counter market on the date of issuance.

During the year ended December 31, 2005, the Company issued 222,017 shares with a value of $66,605 for cash received in 2004.

During the year ended December 31, 2005, the Company issued shares of its common stock in exchange for various services. The Company issued 1,761,563 shares of common stock for services amounting to $167,851. The Company issued 536,926 shares of common stock for interest amounting to $40,957. The Company issued 433,111 shares of common stock for directors' fees amounting to $35,980.

During the year ended December 31, 2005, the Company issued 10,000,000 shares of its common stock valued at $700,000 for the conversion of a promissory note in conjunction with the acquisition of PracticeOne. Additionally, 12,473,888 shares were issued for the acquisition of PracticeOne valued at $1,625,000.


Shares to be issued

As of December 31, 2004, the Company had shares valued at $93,122 to be issued. During the year ended December 31, 2005, the Company issued 222,017 shares with a value of $66,605 for cash received in 2004. The Company also issued shares in 2005 valued at $4,792 for services that were accounted for as shares to be issued at December 31, 2004.

During 2005, the Company received cash of $11,269 for shares to be issued, and recorded $9,375 of interest expense and $33,000 of services as shares to be issued. Additionally, $561,160 of shares related to an acquisition are to be paid in common stock, resulting in a balance of $636,530 of shares to be issued at December 31, 2005.


Stock options

The Company granted stock options during 2004 and 2005 to purchase a total of 7,350,000 shares of Common Stock to executive officers. The stock options were issued in accordance with the Company's stock option plans. The stock option activity during these periods consists of:

                Outstanding at December 31, 2003              --
                Granted                                6,000,000
                Forfeited                                     --
                Exercised                                     --
                                                      ----------
                Outstanding at December 31, 2004       6,000,000

                Granted                                1,350,000
                Forfeited                                     --
                Exercised                                     --
                                                      ----------
                Outstanding at December 31, 2005       7,350,000
                                                      ==========


The following table summarizes information about the options outstanding at December 31, 2005:

                                  Outstanding Options       Exercisable Options
                                  -------------------       -------------------
                                 Weighted
                                  Average       Weighted               Weighted
                                 Remaining      Average                Average
                                Contractual     Exercise               Exercise
Exercise Price       Number        Life          Price      Number      Price
--------------------------------------------------------------------------------
$ 0.12 - $ 0.30     7,350,000      10 yrs        $ 0.26       --       $  --
================================================================================


During the year ended December, 31, 2005, options to purchase 1,000,000 shares of common stock were issued to executive officers as consideration for their personal guarantee of a facility lease. These options were valued at $57,315 and are included in rent expense.

Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS No. 123, the Company's net earnings per share would have been adjusted to the pro forma amounts for the year ended December 31, 2005 and 2004, as follows:

                                                     Year ended December 31,
                                                      2005             2004
                                                  ------------     ------------

     Net loss - as reported                       $(12,205,819)     (4,199,398)
     Stock-Based employee compensation
       expense included in reported net
       income, net of tax                                   --              --

     Total stock-based employee
       compensation expense determined
       under fair-value-based method for all
       rewards, net of tax (*)                         (85,964)       (287,820)
                                                  ------------     -----------
     Pro forma net income (loss)                  $(12,291,783)    $(4,487,218)
                                                  ============     ===========
     (Loss) per share:

     Basic and diluted, as reported               $      (0.09)    $     (0.05)
     Basic and diluted, pro forma                 $      (0.09)    $     (0.06)

(*) The Black-Scholes option pricing model used the following assumptions:

                                                              2005
                                                            --------
  Risk-free interest rate                                     4.64%
  Expected life of the options                              10 years
  Expected volatility                                          100%
  Expected dividend yield                                        0


For stock options granted during the year ended December 31, 2005, the weighted-average fair value of such options was $0.0816 for the shares issued in 2005 under the 2004 stock option plan, and $0.042 for 2003 plan.

Stock-based compensation recognized during the years ended December 31, 2005 and 2004 were $0 and $0, respectively.


Common Stock Purchase Warrants

During the year ending December 31, 2005, the Company issued warrants to purchase 6,900,000 shares of its common stock at an exercise price of $0.30 per share. The value of the warrants resulted in an $175,728 increase to Additional Paid in Capital and a corresponding offset to Unamortized Discount, which will be amortized to Interest Expense over the life of the loan. During 2005 $56,563 was amortized to interest expense and the Unamortized Discount at December 31, 2005 is $119,165.

The Company also issued warrants to purchase 2,909,615 shares of its common stock during the year ended December 31, 2005, at an exercise price ranging from $0.10 to $0.14 per share in conjunction with compensation due to two consultants and warrants to purchase 95,000 shares of its common stock at an exercise price of $0.30 per share as part of the consideration of various promissory notes provided investors. These warrants were valued at $179,507 and $46,849 have been recorded as consulting and interest expense, respectively, as of December 31, 2005.

During the year ended December 31, 2005, the Company issued warrants to purchase 1,285,090 shares of its common stock in conjunction with the issuance of 1,285,090 restricted shares of its common stock at an exercise price of $0.30 per share. The value of these warrants was included in the purchase price of the underlying common stock which was recorded as shares to be issued at December 31, 2004 and issued in 2005.

These warrants were valued by using the Black-Scholes Option Pricing Model to estimate their value as call options base on the concept of a riskless hedge. The model assumed a risk free interest rate of 4.64%, an expected stock volatility of 100%, and an expected life of 10 years. The value of the warrants were expensed as services and consulting fees.

Following is a summary of the warrant activity:


                Outstanding at December 31, 2004      52,842,355
                                                      ----------
                Granted                               11,189,705
                Forfeited                                     --
                Exercised                                     --
                                                      ----------
                Outstanding at December 31, 2005      64,032,060
                                                      ==========


The following table summarizes information about the warrants outstanding at December 31, 2005:

                                                         Weighted-     Weighted-
                                          Weighted-      Average       Average
                                           Average       Exercise      Exercise
Range of                                  Remaining      Price of      Price of
Exercise       Warrants      Warrants    Contractual     Warrants      Warrants
Price        Outstanding   Exercisable       Life      Outstanding   Exercisable
--------------------------------------------------------------------------------
$ 0.26-0.30   64,032,060    64,032,060    4.29 years     $  0.29       $  0.29
================================================================================

NOTE 13   - RESTRICTED CASH

For the period ended December 31, 2005, $144,205 of cash held in a separate bank account on behalf of the Company's physician clients. This amount represents cash collected by the Company on behalf of the physicians and is reflected as a trust account in the balance sheet as Due to Physicians.


NOTE 14  - DEFERRED REVENUE

For the year ended December 31, 2005, the Company has a balance of $1,076,770 of deferred revenue in relation to a subsidiary purchased during 2005. The Company defers revenue until (i) persuasive evidence of an arrangement exists, (ii) delivery of the product or service has occurred, (iii) the sales price is fixed or determinable and (iv) collectibility is reasonably assured. When there is vendor specific evidence that the above criteria is met, the Company recognizes the revenue for delivered elements.


NOTE 15 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has an accumulated deficit of $24,103,269 as of December 31, 2005. The Company's current net loss amounted to $12,205,819 on December 31, 2005. The continuing losses have adversely affected the liquidity of the Company. The Company faces continuing significant business risks including, but not limited to, its ability to maintain vendor and supplier relationships by making timely payments when due.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon the continued operation of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


NOTE 16 - LEGAL SETTLEMENTS AND AWARDS

On August 25, 2005, the Company filed a suit against a former employee in the State of Idaho claiming that the employee improperly solicited certain clients and employees during their employment with the registrant and took trade secrets and other confidential information relating to internal procedures prior to resigning their position. The former employee has established a new medical billing business and is currently serving two former clients of registrant. Registrant is seeking monetary damages equal to the profits it would have realized from the two lost clients. On March 20, 2006, the court ordered the case to be dismissed with prejudice.

A P of Oklahoma City Limited Partnership filed a lawsuit against the Company, Case No. CJ-2006-314, in the District Court of Oklahoma County, Oklahoma. This is a claim for breach of contract in connection with an outstanding payment in the approximate amount $20,055.77, plus interest in the amount of $508.21, and plus attorneys fees, costs and expenses in the amount of $1,312.12. The parties have agreed to a plan for the payment of the foregoing amounts in full on or before April 28, 2006. The parties have agreed that so long as no default occurs with respect to the payment arrangement the case will be dismissed with prejudice as to all parties.

John Bellamy filed a lawsuit against the Company, Case No. SVI082735, in the Superior Court of California, Small Claims Division, County of San Bernardino. This is a claim for breach of contract in connection with an outstanding payment in the approximate amount of $5,165.80, including fees and costs. A judgment for John Bellamy was entered against PracticeXpert, Inc. on January 6, 2006. The parties have agreed to a plan for the payment of the foregoing amounts. The parties have agreed that so long as no default occurs with respect to the payment arrangement the judgment lien will be terminated.

NOTE 17 - DISCONTINUED OPERATIONS

On January 10, 2005, PracticeXpert, Inc. completed its acquisition of Transcriptions Plus, Inc. a medical transcription company located in Palm Springs, California. The purchase price consisted of a cash payment of $300,000 at the closing and the issuance of a promissory note for $100,000 which bears interest of seven percent (7%) per annum and payable in 3 years. The note will be payable in equal quarterly installments with the first payment due 90 days from the closing date. During 2005, the business of Transcriptions Plus, Inc. was transferred to PracticeXpert of Texas, Inc.

On December 31, 2005, PracticeXpert of Texas, Inc., completed the sale of its medical transcription business to Transcend Services, Inc. Transcend Services will pay as purchase price consideration up to $500,000 over three years, on an earn-out basis, and made an initial payment on closing in the amount of $40,000. The amount of future consideration, if any, to be received under such earn-out will be based solely on the cash profits received from customers of the medical transcription business in existence on the date of closing.

The loss from operations of PracticeXpert of Texas, Inc. for year ended December 31, 2005 totaling $312,158 is included in the loss from discontinued operations along with a loss on disposal amounting to $322,541 for the year ended December 31, 2005.


NOTE 18 - RECLASSIFICATION

For comparative purposes, prior period's consolidated financial statements have been reclassified to conform with report classifications of the current period.


NOTE 19- ACQUISITION

On January 3, 2005, the Company completed its acquisition of Physician Informatics, Inc. The acquisition was consummated by the Company and Practice Xpert Services Corp., a wholly-owned subsidiary of the Company, which entered into the Agreement of Purchase and Sale of Stock (the "Purchase Agreement") dated as of December 20, 2004, with PracticeOne and PI (Cayman) Limited, to acquire the capital stock of PracticeOne, for a purchase price of 12,500,000 shares of common stock, par value $.001 per share (the "Common Stock"), which has been allocated among the stockholders of PracticeOne in accordance with their respective ownership interests.

A summary of the PracticeOne assets acquired, liabilities assumed and consideration for is as follows:


                                                          Allocated
Assets purchased:                                            Amount

      Current assets                                    $   297,605
      Fixed assets                                          213,529
      Other assets                                           48,641
      Current liabilities                                (3,596,133)
      LT liabilities                                     (1,300,000)
      Client lists                                        2,500,000
      Goodwill                                            2,293,545
      Software                                            1,200,000
                                                          ---------
                                                        $ 1,657,187
                                                          =========

Consideration paid:                                          Amount

Common stock - 12,500,000 shares                          1,625,000
Acquisition costs                                            32,187
                                                          ---------
                                                        $ 1,657,187
                                                          =========

As additional consideration, the Company agreed to issue Company's Common Stock to the stockholders of PI (Cayman) Limited equal in dollar value to two times the projected annual cash flow from operations for each of the three consecutive calendar years starting 2005. The additional purchase price consideration is payable to the shareholders of PracticeOne as an earn-out which amounts to $561,160 for the year ending December 31, 2005.

Pursuant to acquisition agreement, the stockholders of PI (Cayman) Limited provided funds in cash to cover Physician Informatics, Inc.'s operating deficit for the six months period following the closing date. The Company received $796,000 from the stockholders of PI (Cayman) Limited which offset the related goodwill.


NOTE   20 -   COMMITMENTS

Leases

The Company has various office lease agreements. Future commitments under operating leases are as follows for the twelve months ending December 31:

                             Year                       Amount ($)
                             ----                       ----------

                             2006                         653,149
                             2007                         629,925
                             2008                         550,099
                             2009                         424,602
                             2010                          12,305
                                                       ----------
                       Total minimum lease payment     $2,270,079
                                                       ==========

The aggregate rent expense was $867,636 and $680,440 for the years ended December 31, 2005 and 2004, respectively. The Company currently is in technical default on substantially all office leases except its New Jersey lease.

As additional consideration, the Company agreed to issue Company's Common Stock to the shareholders of PI (Cayman) Limited equal in dollar value to two times the projected annual cash flow from operations for each of the three consecutive calendar years starting 2005. These shares will be issued annually and will be priced at the average closing price of the Company for the 365 days preceding issuance.

Per the purchase agreement, the shareholders of PI (Cayman) Limited are to provide funds in cash to cover Physician Informatics, Inc.'s operation deficit for the six months of operations following the closing date. The Company received $796,000 from the shareholders of P1 (Cayman) which offset the Goodwill.


NOTE   20 -   COMMITMENTS

Leases

The Company has office lease agreements for 7 and 8 years commenced on October 1, 1999 and various subsequent dates. Future commitments under operating leases are as follows for the twelve month ending December 31:

                             2006                         653,149
                             2007                         629,925
                             2008                         550,099
                             2009                         424,602
                             2010                          12,305
                                                       ----------
                       Total minimum lease payment     $2,270,079
                                                       ==========

The rent expense was $867,636 and $680,440 for the years ended December 31, 2005 and 2004, respectively. The Company currently is in technical default on substantially all leases.

Related party transactions

The Company has entered into Employment and Compensation Agreements with Michael Manahan, Chief Executive Officer, Jonathan Doctor, President, Zima Hartz, Executive Vice President and Secretary and Anthony Biele, Interim Chief Financial Officer.

The Employment and Compensation Agreements for Messrs. Manahan, Doctor and Hartz have a term of three years, which expire on December 31, 2006, and provide for base salary compensation payable to the executive officers, which is calculated based on the following formula:

                          REVENUES             ANNUAL BASE SALARY

                      $  3.8 million                $  52,000
                         5.0 million                   62,737
                        10.0 million                  114,105
                        15.0 million                  154,105
                        20.0 million                  182,737
                       S25.0 million                  200,000

        For each $5.0 million incremental increase in revenues in excess of $25.0 million, an additional $15,000 in annual base salary

The Employment Agreements for Messrs. Manahan, Doctor and Hartz also provide for
(i) bonus compensation in an amount equal to five percent (5%) of the Company's net income before taxes, which is payable in cash or shares of Common Stock at the Board's discretion, (ii) the issuance of options to purchase 500,000 shares of Common Stock at an exercise price of $0.12 per share, which vest immediately, and (iii) the issuance of options to purchase 1,500,000 shares of Common Stock at an exercise price of $0.30 per share, which vest ratably in equal increments over three years from the date of issuance.

The Employment and Compensation Agreements for Messrs. Manahan, Doctor and Hartz provide that such agreements may be terminated by the executives in their executive's discretion, if there is more than a fifty percent (50%) change in ownership or a substantive change in control or management of the Company. Upon such an occurrence, Messrs. Manahan, Doctor and Hartz will each be entitled to a lump sum payment of $1,000,000.

The Employment and Compensation Agreement for Anthony Biele has a term of four years, which expires on December 31, 2010, and provides for annual base salary compensation in the amount of $150,000. Such agreement also provides for (i) bonus compensation and (ii) the issuance of options to purchase 350,000 shares of Common Stock at an exercise price of $0.30 per share, which vest ratably in equal increments over four years from the date of issuance. In the event that Mr. Biele is terminated with cause as defined therein, Mr. Biele is entitled to 50% of his unpaid salary for the remaining term.

The Company is authorized to purchase on behalf of Messrs. Manahan, Doctor and Hartz up to $5,000 in shares of Common Stock in the open market each calendar month. The Company may also loan each such person up to $500,000 for him to purchase shares of Common Stock. The Company has not made any such purchases or loans.

The total compensation of $572,800 was recorded in the year ended December 31, 2005 based on the agreements.

On March 14, 2006 Corazon Manahan, wife of Michael Manahan, Chief Executive Officer, agreed to loan the Company $60,000 and a Promissory Note was issued with interest at 15% per annum for three months from the issuance date and 18% per annum thereafter until the principal is repaid on the October 1, 2006 maturity date. The noteholder will be entitled to up to 375,000 shares of of common stock of the Company.

On January 3, 2005, the Company consummated the transactions contemplated by that certain Agreement of Purchase and Sale of Stock dated as of December 20, 2004 with PI (Cayman) Limited for the purchase of Physician Informatics, Inc. This agreement provides for (i) an earn-out payable in shares of Common Stock equal in dollar value to two times the annual cash flow from operations of Physician Informatics, Inc. for 2005, 2006 and 2007 and (ii) a fee equal to 8% per annum on the outstanding principal balance of our $4,000,000 loan with Citibank, N.A., which is payable quarterly in shares of Common Stock. The Company has reserved for issuance shares of Common Stock to PI (Cayman) Limited, which are issuable in respect of the such earn-out for 2005. The Company has also granted a first right of refusal in favor of PI (Cayman) Limited to participate, in part or whole, on all of our future debt or equity financings in excess $250,000.

NOTE 21 - INCOME TAXES

No provision was made for Federal income tax since the Company has significant net operating losses. Through December 31, 2005, the Company incurred net operating losses for tax purposes of approximately $(12,574,000). The net operating loss carry forwards may be used to reduce taxable income through the year 2024. The availability of the Company's net operating loss carry forwards are subject to limitation if there is a 50% or more change in the ownership of the Company's capital stock. The provision for income taxes consists of the state minimum tax imposed on corporations.

Temporary differences which give raise to deferred tax assets and liabilities at December 31, 2005 consisted mainly of a net operating loss carry forward. The gross deferred tax asset balance as of December 31, 2005 was approximately $4,275,000. A 100% valuation allowance has been recorded for the deferred tax assets due to the uncertainty of its realization.

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations:

                                                   December 31,    December 31,
                                                       2005           2004
                                                   ------------    ------------

Tax expense (credit) at statutory rate-federal          (34)%          (34)%
State tax expense net of federal tax                     (6)            (6)
Permanent differences                                     1              1
Changes in valuation allowance                           39             39
                                                     ------         ------
Tax expense at actual rate                               --             --
                                                     ======         ======

NOTE 22 - SUBSEQUENT EVENT

(Unaudited)

On February 13, 2006, PracticeXpert of Oklahoma, Inc. and Algis Sidrys, M.D. ("Sidrys"), mutually agreed to terminate the Management and Billing Services Agreement, entered into between the parties on May 1, 2003. Also on February 13, 2006, PracticeXpert of Oklahoma, Inc. and Paul Jacquin, M.D. ("Jacquin"), mutually agreed to terminate their Management and Billing Services Agreement. The termination of the respective agreements was effective January 16, 2006. PracticeXpert of Oklahoma, Inc. shall continue to receive all accounts receivable collected amounts for Sidrys and Jacquin for all medical services rendered prior to January 16, 2006 through March 3, 2006 and March 17, 2006, respectively. For all sums collected after March 3, 2006 and March 17,2006 for Jacquin and Sidrys, PracticeXpert of Oklahoma, Inc. shall be entitled to a fee for continuing billing services for these practices.

On June 16, 2005, the Company consummated an asset-based financing revolving credit facility with Meridian Commercial Healthcare Finance, LLC. The Company received a notice of termination of the asset-based financing revolving credit facility on January 13, 2006. Since the date of the notice, Meridian has received payment in full settlement of the debt owed, including penalties and interest.

On April 14, 2006, the Company received short-term from investors pursuant to the issuance and sale of 12% Senior Secured Convertible Debentures which expire on April 10, 2006 with a face amount of $250,000. The Debentures have a term of one (1) year and expire on April 10, 2006, unless earlier terminated by the parties. At the Company's option, quarterly interest payments may be paid in cash or shares of its common stock. The Company has pledged the capital stock of its subsidiaries and granted a security interest in the assets of the Company and its subsidiaries. In addition, the Company issued warrants to purchase 12,000,000 shares of its Common Stock at an exercise price of $.001 per share, expiring on April 10, 2016. The Company has paid an investment banking fee in connection with the foregoing transaction in the amount of $25,000 and the issuance of warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $.025 per share, expiring on April 10, 2016.

                         PART I - FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements

                               PRACTICEXPERT, INC.
                                  BALANCE SHEET
                                 MARCH 31, 2006
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
   Cash & cash equivalents                                                                $    222,172
   Accounts receivable, net of $469,656 allowance for doubtful debts                         1,329,534
   Unbilled receivables                                                                         46,945
   Other receivables                                                                               100
                                                                                          ------------
     Total current assets                                                                    1,598,751

PROPERTY AND EQUIPMENT, net                                                                    389,148

OTHER ASSETS:
   Deposits                                                                                     73,345

INTANGIBLES:
   Client list, net                                                                          2,453,979
   Software, net                                                                               700,000
                                                                                          ------------
     Total intangibles                                                                       3,153,979
                                                                                          ------------
                                                                                          $  5,215,223
                                                                                          ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable & accrued expenses                                                    $  5,395,229
   Notes payable - related parties                                                             254,144
   Notes payable                                                                             4,197,421
   Advances                                                                                    422,780
   Deferred revenue                                                                            368,751
   Other current liabilities, including related party debt of $219,439                         354,526
   Trust account                                                                               155,511
   Dividends payable                                                                            15,306
                                                                                          ------------
     Total current liabilities                                                              11,163,668

Notes payable - long term                                                                      100,000

COMMITMENTS

STOCKHOLDERS' DEFICIT
   Preferred stock - unclassified, authorized shares 36,000,000, no par value
   none issued                                                                                    --
   Preferred stock convertible - Series C, 6%, $.001 par value
   2,000,000 shares authorized; 41,170 issued and outstanding                                       41
   Common stock, $.001 par value, 200,000,000 shares authorized;
   142,692,487 issued and outstanding                                                          142,692
   Treasury stock, 49,000 shares of common stock                                              (285,000
   Additional paid in capital                                                               18,574,246
   Shares to be issued                                                                         689,210
   Accumulated deficit                                                                     (25,169,634
                                                                                          ------------
     Total stockholders' deficit                                                            (6,048,445
                                                                                          ------------
                                                                                          $  5,215,223
                                                                                          ============

              The accompanying notes form an integral part of these
                  unaudited consolidated financial statements

                               PRACTICEXPERT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATION
            FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005
                                   (Unaudited)

                                                                          2006             2005
                                                                      -------------    -------------
                                                                                         (Restated)
Net revenues                                                          $   2,881,781    $   4,733,718

Operating expenses
   Depreciation & amortization                                              391,248          850,150
   Medical billing and related services                                   3,392,218        4,826,603
                                                                      -------------    -------------
     Total operating expenses                                             3,783,466        5,676,753
                                                                      -------------    -------------
Loss from operations                                                       (901,685)        (943,035)

Non-operating income (expense)
   Gain on settlement of debts                                                 --             39,196
   Loss on sale of inventory                                                (12,045)            --
   Interest income                                                             --                839
   Interest expense                                                        (127,202)         (56,809)
                                                                      -------------    -------------
     Total non-operating income (expense)                                  (139,247)         (16,774)
                                                                      -------------    -------------
Loss before income tax                                                   (1,040,932)        (959,809)

Income taxes                                                                   --              2,400
                                                                      -------------    -------------

Loss before discontinued items                                           (1,040,932)        (962,209)

Discontinued operations
   Income (loss) from operations to be disposed, net                        (25,431)          11,587
                                                                      -------------    -------------
Net loss                                                              $  (1,066,363)     $(950,622 )
                                                                      =============    =============

Basic & diluted weighted average number of common stock outstanding     142,692,487      126,751,100
                                                                      =============    =============

Basic and diluted net loss per share                                  $       (0.01)        $(0.01 )
                                                                      =============    =============

*Basic & diluted weighted average number of shares is the same since the effect of dilutive securities is anti-diluted

                 The accompanying notes form an integral part of
               these unaudited consolidated financial statements

                               PRACTICEXPERT, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005
                                   (Unaudited)

                                                              2006           2005
                                                           -----------    -----------
                                                                           (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss from continuing operations                     $(1,066,363)   $  (950,622)
   Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization                             391,208        850,150
     Gain on settlement of debts                                  --          (39,196)
     Shares to be issued for interest                           22,680           --
     Amortization of discount                                   25,452           --
     Loss on sale of inventory                                  12,045           --
     Warrants issued                                            75,467           --
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable              694,238     (1,358,688)
       Decrease in other receivable                             40,300           --
       (Increase) decrease in inventory                         95,714       (139,802)
       Increase in prepaid expenses                               --          (32,379)
       Increase in other current assets                           --         (171,479)
       Increase in other assets-deposit                         (7,520)       (12,503)
       Increase in accounts payable and accrued expense        191,963        257,749
       Decrease in other current liabilities                    (9,833)      (129,131)
       Increase in due to physicians                            11,306           --
       Increase (decrease) in deferred revenue                (708,019)       414,798
                                                           -----------    -----------
     Total adjustments                                         835,001       (360,481)
                                                           -----------    -----------
     Net cash used in operating activities                    (231,362)    (1,311,103)
                                                           -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Cash received at acquisition of subsidiaries                 --        20,023.00
     Cash paid in acquisition of subsidiaries                     --         (362,187)
     Sale of property & equipment                                1,287        (52,074)
                                                           -----------    -----------
     Net cash used in investing activities                       1,287       (394,238)
                                                           -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on loans from related parties                       --          (86,704)
     Payments on notes payable                                (105,468)          --
     Proceed from loans from related parties                   135,000         89,826
     Proceed from notes payable                                199,000      1,662,095
     Cash received from shares to be issued                     30,000         11,269
                                                           -----------    -----------
     Net cash provided by financing activities                 258,532      1,676,486
                                                           -----------    -----------

NET INCREASE IN CASH & CASH EQUIVALENTS                         28,457        (28,855)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE                     193,715        381,403
                                                           -----------    -----------
CASH & CASH EQUIVALENTS, ENDING BALANCE                    $   222,172    $   352,548
                                                           ===========    ===========


Cash paid during the year for:
   Cash paid for interest                                  $      --      $     8,625
   Cash paid for taxes                                     $      --      $      --

Non-cash investing and financing activities:
   Shares issued for acquisition of subsidiary             $      --      $ 1,625,000
   Warrants issued for debt discount                       $    12,000    $      --

                 The accompanying notes form an integral part of
               these unaudited consolidated financial statements

                               PRACTICEXPERT, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

PracticeXpert, Inc., a Nevada corporation (the "Company"), is a healthcare services and technology company, which is in the business of providing "turn-key" administrative services to our clients, as well as developing and deploying systems, technologies and services designed to improve operational efficiencies, reduce billing errors and enhance cash flow for medical practitioners. The Company was incorporated under the name Engineering Services, Inc., on July 13, 1984. Since then, the Company has undergone a series of corporate name changes by amending its articles of incorporation, and discontinued a number of its businesses.

On April 11, 2003, the Company entered into a stock purchase agreement with Practice Xpert Services Corp., a California corporation. Pursuant to this agreement, the Company purchased 92% of the outstanding shares of capital stock of Practice Xpert Services Corp. The shareholders of Practice Xpert Services Corp. received 7,670,596 shares of common stock of the Company and 1,845,000 shares of Series C Preferred Stock of the Company; constituting 72.75% of the Company's voting securities. As a condition thereto, the Company's existing officers resigned and the Company's board of directors appointed the executive officers of Practice Xpert Services Corp. to serve as our executive management team. On September 30, 2003, the Company purchased the remaining eight percent (8%) of the issued and outstanding shares of capital stock of Practice Xpert Services Corp. by issuing 472,860 shares of common stock of the Company and 111,736 shares of Series C Preferred Stock of the Company to the shareholders of Practice Xpert Services Corp. As a result thereof, the Company owns all of issued and outstanding shares of capital stock of Practice Xpert Services Corp.

On June 27, 2003, the Company entered into a stock purchase agreement for the sale of all of the outstanding shares of capital stock of Clover, Inc., one of its wholly-owned subsidiaries, to a former director, in exchange for the repurchase by the Company of 100,000 shares of common stock of the Company from such director. Clover was an operating subsidiary of one of the predecessor businesses of the Company.

According to the terms of the share exchange agreement, control of the Company passed to the shareholders of PracticeXpert Services Corp. This type of share exchange has been treated as a capital transaction accompanied by a recapitalization of Practice Xpert Services Corp. in substance, rather than a business combination, and is deemed a "reverse acquisition" for accounting purposes since the shareholders of Practice Xpert Services Corp. controlled a majority of the total common shares outstanding immediately following the consummation of the transactions contemplated by the share exchange agreement.

On July 21, 2003, the Company changed its name to PracticeXpert, Inc. PracticeXpert owns all of the issued and outstanding shares of capital stock of PracticeXpert of California, Inc., a California corporation, and PracticeXpert of Idaho, Inc., an Idaho corporation.

On November 10, 2003, the Company completed the acquisition of National Healthcare Management Services, Inc., a West Virginia Corporation, which subsequently changed its name to PracticeXpert of West Virginia, Inc.

On March 1, 2004, PracticeXpert of Texas, Inc., which was formed by the Company on November 7, 2003, completed its acquisition of the assets and liabilities of Singer MedScript, a Texas sole proprietorship.

On April 28, 2004, the Company completed its acquisition of Cancer Care Network, Inc., an Oklahoma corporation, which subsequently changed its name to PracticeXpert of Oklahoma, Inc.

On July 31, 2003, the Company entered into an agreement to acquire Healthcare Billing Solutions, Inc., a Montana corporation, which was subsequently rescinded by the parties effective September 1, 2004. The loss from Healthcare Billing Solutions, Inc. for eight-month period ended August 31, 2004 has been included in the loss from discontinued operations along with a loss on disposal in the consolidated financial statements for the year ended December 31, 2004.

On January 3, 2005, the Company acquired Physician Informatics, Inc., doing business as PracticeOne, a provider of practice management and clinical management solutions, including outsourced medical billing and administrative services, as well as proprietary practice and clinical management software. This entity changed its name to PracticeXpert Systems, Inc. Under the terms of the Agreement of Purchase and Sale of Stock dated as of December 20, 2004 for such acquisition, the stockholders of PracticeOne were issued 12,500,000 shares of common stock of the Company, and a promissory note payable to its majority stockholder was issued. On June 30, 2005, such promissory note was converted into 10,000,000 shares of Common Stock of the Company, which resulted in a gain of $700,000. Additional purchase price consideration is payable to the selling shareholders as an earn-out based upon the results of operations of this entity for 2005, 2006 and 2007.

From March 11, 2005 to September 30, 2005, PracticeXpert of Idaho, Inc. managed an oncology medical facility in Yakima, Washington, which resulted in losses of $585,705, including write-offs of uncollectible amounts of $227,262. PracticeXpert of Idaho, Inc. terminated the management services agreement for such facility effective on November 23, 2005. Revenues from such agreement amounted to approximately $1,740,000 in 2005.

On December 31, 2005, PracticeXpert of Texas, Inc. completed the sale of its medical transcription business to Transcend Services, Inc. Transcend Services will pay as purchase price consideration up to $500,000 over three years, on an earn-out basis, and made an initial payment on closing in the amount of $40,000. The amount of future consideration, if any, to be received under such earn-out will be based solely on the cash profits received from customers of the medical transcription business in existence on the date of closing.

Reclassification

For comparative purposes, prior period's consolidated financial statements have been reclassified to conform to report classifications of the current period.

Basis of presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for the presentation of interim financial information, but do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. The audited consolidated financial statements for the year ended December 31, 2005 were filed on April 28, 2006 with the Securities and Exchange Commission and is hereby referenced. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Currently, SFAS 131 has no effect on the Company's consolidated financial statements as substantially all of the Company's operations are conducted in one industry segment.

Following is a summary of segment information by geographic unit for the period ended March 31, 2006:

                           CA            ID            TX            OK            WV            NJ      Unallocated     Total
-----------------------------------------------------------------------------------------------------------------------------------
Sales                    150,104       242,334          --       1,043,420        47,834    1,398,088         --       2,881,781
Operating income
(loss)                   (43,835)     (127,220)      (25,430)      (66,043)        3,585      417,975   (1,225,396)   (1,066,364)
Total assets              78,697       203,954        34,031       842,891        33,710      943,940    3,078,001     5,215,224
Capital Expenditure         --            --            --            --            --           --           --            --
Depreciation and
amortization                --          15,909          --          25,543          --         27,628      322,167       391,248

Following is a summary of segment information by geographic unit for the period ended March 31, 2005:
                           CA           ID            TX            OK             WV            NJ      Unallocated     Total
-----------------------------------------------------------------------------------------------------------------------------------

Sales                    260,852       822,680       290,383     2,442,916       104,346    1,102,924         --       5,024,101
Operating income
(loss)                  (557,378)      284,168        14,841       470,357        (6,373)    (339,758)    (794,050)     (928,193)
Total assets             183,204       993,109       196,459     2,043,119        70,417    1,294,990   11,125,541    15,906,839
Capital
Expenditure                --             --            --          21,113         1,500       29,461         --          52,074
Depreciation and
amortization                 773        11,889           183        23,213          --         33,528      780,564       850,150

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PracticeXpert, Inc., (legal acquirer, the "Parent"), and its 100% owned subsidiary, Practice Xpert Services Corporation and its subsidiaries, PracticeXpert of California, Inc., PracticeXpert of Idaho, Inc. PracticeXpert of West Virginia, Inc., PracticeXpert of Oklahoma, Inc., PracticeXpert of Texas, Inc., Physician Informatics, Inc. and its dormant subsidiaries, and Transcriptions Plus, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

Recent Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006. The Company believes that the adoption of this standard will have no material impact on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, entitled Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The adoption of SFAS 154 did not impact the consolidated financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140." This Statement amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement resolves issues addressed in FASB Statement No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." The Company believes that the adoption of this standard will have no material impact on its consolidated financial statements.

In March 2006 FASB issued SFAS 156, "Accounting for Servicing of Financial Assets." This Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

     1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

     2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

     3. Permits an entity to choose `Amortization method' or `Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

     4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

     5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the Balance Sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements NOTE 2 - BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

Basic and diluted net income (loss) per share for the three months ended March 31, 2006 and 2005 were determined by dividing the net income (loss) for the periods by the weighted average number of both basic and diluted shares of common stock outstanding. All convertible preferred stock are regarded as common stock equivalents and are considered in the diluted net loss per share calculations.

Weighted average number of shares used to compute basic and diluted income
(loss) per share is the same for the period ended March 31, 2006 and 2005, since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

NOTE 3 - ACCOUNTS RECEIVABLE

The Company has a net accounts receivable balance of $1,329,534 as of March 31, 2006. In determining the allowance to be maintained, management considers many factors including industry and historical loss experience. The Company believes that the majority of its accounts receivable are collectible. The Company reserved $469,656 as an allowance for doubtful accounts.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment comprised of following on March 31, 2006:

         Furniture & fixtures                           $     758,619
         Office equipment                                     145,321
         Computer equipment                                   666,841
         Leasehold improvement                                 15,789
         Financing fees                                        80,114
         Software                                             501,835
                                                        -------------
                                                            2,168,519
         Less Accumulated Depreciation & Amortization      (1,779,371)
                                                        -------------
                                                        $     389,148
                                                        ==============

NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of Software and Client lists. The Company evaluates intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, or where the cost of determining value makes valuation impracticable. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends, and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Software:

The Company capitalizes the cost of software and software licenses acquired from third party providers or acquired through acquisition. The costs of acquired software are amortized over three years. The Company makes on-going evaluations of the recoverability of its capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software costs exceed the net realizable value, the Company writes off the amount by which the unamortized software costs exceed net realizable value. The amortization for the three month period ended March 31, 2006 was $100,000 which compares to $100,000 for the same time period in 2005.

The Company may from time to time capitalize certain computer software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers. Currently the Company's internally generated products are all available for general release to its customers, and there all ongoing maintenance and development related to those products is expensed. For the three month period ended March 31, 2006, the Company did not capitalize any internal or external costs incurred to develop internal-use computer software.

Client lists:

The Company has client lists acquired through purchase of subsidiaries recorded at the carrying value of $2,453,979 and $7,359,109 as of March 31, 2006 and 2005, respectively. These client lists are amortized over one to nine years. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. The Company records impairment loss if the Company determines that the undiscounted cash flows estimated to be generated by the client lists are less than the carrying amount. The amortization expense for the three month periods ended March 31, 2006 and 2005 was $220,119 and $680,564, respectively. The estimated aggregated amortization expenses for each of the five succeeding years are as follows:

         Year                                      Amortization ($)
         ---------------------------------------------------------
         2007                                         733,695
         2008                                         676,978
         2009                                         403,060
         2010                                          88,189
         Yearly thereafter                             38,476

NOTE 6 - OTHER ASSETS

Other assets amounting to $73,345 comprised of a $37,600 insurance premium deposit and security deposits of $36,345.

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:
         Accounts payable                       $   3,759,469
         Accrued expenses                             742,415
         Accrued payroll and benefits                 847,824
         Accrued taxes                                 45,521
                                                -------------
                                                $   5,395,229
                                                =============

NOTE 8 - NOTES PAYABLE, RELATED PARTIES

Notes payable to related parties consist of the following:
         Shareholder, bearing interest at 8%, due Feb. 17, 2007,                 119,144
         unsecured
         Shareholder's family, bearing interest at 15%, due Oct. 1, 2006          60,000
         Shareholder's family, bearing interest at 15%, due August 1,
         2006                                                                     75,000
                                                                            ------------
         Current portion                                                    $    254,144
                                                                            ============

NOTE 9 -NOTES PAYABLE

         Note payable--interest rate LIBOR + 0.625%                         $  4,000,000
         Note payable--interest rate 12.0% due in 2007                           100,000
         Note payable--interest rate 7.0% due in 2008                            100,000
         Line of credit--expires May 31, 2008                                    104,135
         Notes payable -- interest rate 15%, due June 22, 2006                    25,000
         Notes payable -- interest rate 15%, due Oct 1, 2006                      24,000
         Note payable - interest rate 16%, due June 30, 2006                      50,000
                                                                            ------------
         Total                                                              $  4,403,135
         Less: non-current portion                                               100,000
         Less: unamortized discount                                              105,714
                                                                            ------------
         Current portion                                                    $  4,197,421
                                                                            ============

During the year ended December 31, 2005, the Company consummated a $1,000,000 asset-based financing revolving credit facility for a term of three years with a lender. Amounts available under the Loan are limited to approximately eighty percent (80%) of qualified accounts receivable, and subject to further reserves, as determined from time to time by the lender, which will be less than the balance of accounts receivable as reflected on our Consolidated Balance Sheet. The collateral pledged for this line of credit was the accounts receivable and inventory of the Company. As of December 31, 2005, the Company did not meet the loan covenants as required by this loan. This revolving credit facility was canceled in January 2006.

NOTE 10 -DEFERRED REVENUE

As of March 31, 2006, the Company has a balance of $368,751 of deferred revenue from a subsidiary acquired in the quarter ended March 31, 2005. The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of the product or service has occurred, (iii) sales price is fixed or determinable and (iv) collectibility is reasonably assured. If vendor specific evidence of fair value exists for elements of contract, the Company recognizes the revenue for delivered elements and defers revenue for undelivered elements.

NOTE 11 -OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:
         Advances from stockholders                $          219,439
         Credit lines payable                                  64,845
         Credit lines payable                                  63,789
         Other current liabilities                              6,453
                                                   ------------------
                                                   $          354,526
                                                   ==================

The advances from shareholders are due on demand, unsecured and interest free.
NOTE 12 - COMMITMENTS

The rent expense was $206,295 for the three month period ended March 31, 2006, respectively, which compared to $197,830 for the same period in 2005. The Company currently is in technical default on office leases in California and Idaho.

Future commitments under operating leases are as follows for the twelve months ending March 31:
                     2007                            582,255
                     2008                            526,112
                     2009                            465,215
                     2010                            245,974
                     2011                             12,426
                     Thereafter                       12,945
                                                 -----------
                     Total minimum lease         $ 1,844,928
                     payment
                                                 ===========

As additional consideration, the Company agreed to issue Company's Common Stock to the shareholders of PI (Cayman) Limited equal in dollar value to two times the projected annual cash flow from operations for each of the three consecutive calendar years starting 2005. These shares will be issued annually and will be priced at the average closing price of the Company for the 365 days preceding issuance.

NOTE 13 - INCOME TAXES

No provision was made for Federal income tax since the Company has significant net operating losses. Through March 31, 2006, the Company incurred net operating losses for tax purposes of $13,640,000, approximately. The net operating loss carry forwards may be used to reduce taxable income through the year 2026. The availability of the Company's net operating loss carryforwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock. The provision for income taxes consists of the state minimum tax imposed on corporations.

Temporary differences which give rise to deferred tax assets and liabilities at March 31, 2006 consist mainly of net operating loss carryforward. The gross deferred tax asset balance as of March 31, 2006 was approximately $4,701,000. A 100% valuation allowance has been recorded for the deferred tax assets due to the uncertainty of its realization.

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations for the three months ended:

                                                  March 31,        March 31,
                                                    2006             2005
                                                    ----             ----

Tax expense (credit) at statutory rate-federal      (34)%           (34)%
State tax expense net of federal tax                 (6)             (6)
Changes in valuation allowance                       40              40
                                                    ---             ---
Tax expense at actual rate                          --              --
                                                    ===             ===

NOTE 14 - RESTRICTED CASH

Cash includes $155,511 of cash held in a separate bank account on behalf of the physicians. This amount represents cash collected by the Company on behalf of the physicians and is reflected as trust account in the balance sheet.

NOTE 15 - STOCK BASED COMPENSATION PLANS

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense recognized in the first quarter of 2006 includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Prior to January 1, 2006, the Company measured stock compensation expense using he intrinsic value method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees," and related interpretations (AB No. 25). Thus, expense was generally not recognized for the company's employee stock option and purchase plans.

Impact of adoption of SFAS No. 123-R

During the three month periods ended March 31, 2006 and 2005, no expense was recognized since the Company did not have any stock options vested during those periods.

The Company did not issued any stock option in the three month periods ended March 31, 2006 and 2005. As of March 31, 2006, the number of stock options outstanding is 7,350,000.

NOTE 16 - COMMON STOCK

Shares to be issued

The Company records an expense when it issues equity instruments to acquire goods and services. Restricted Stock issued for services is valued at the average fair market value of an equivalent amount of free trading shares of the Company as quoted on OTCBB on the date of issuance.

During the first quarter of 2006 the Company recorded 336,000 shares of restricted common stock to be issued valued at $7,680 as part of financing agreements and 2,000,000 shares of restricted common stock valued at $30,000 as part a stock subscription that occurred during the quarter. In addition, the Company recorded 560,329 shares of restricted common stock valued at $15,000 as part of interest paid on the 8% credit line. No stock was actually issued during the first quarter of 2006.

Common Stock Purchase Warrants
------------------------------

During the year ending December 31, 2005, the Company issued warrants to purchase 6,900,000 shares of its common stock at an exercise price of $0.30 per share. The value of the warrants resulted in an $175,728 increase to Additional Paid in Capital and a corresponding offset to Unamortized Discount, which will be amortized to Interest Expense over the life of the loan. During the first quarter of 2006, $25,118 was amortized as interest expense and the Unamortized Discount as of March 31, 2006 is $94,047.

During the first quarter of 2006, the Company issued warrants to purchase 750,000 shares of its common stock in association with new financing and carry an exercise price of $0.02 per share and life of 10 years. These warrants were value at $12,000 using the Black-schole option pricing model, which assumed a risk free interest rate of 4.64%, an expected stock volatility of 71%, and an expected life of 10 years.

The value of the warrant was recorded as Unamortized Discount and was amortized over the life of the loan. During the first quarter of 2006, $333 was amortized as interest expense and the Unamortized Discount as of March 31, 2006 is $11,667.

During the year ended December 31, 2005, the Company issued warrants for consulting fees. During the first quarter of 2006, 678,205 warrants were vested. These warrants were value at $75,467 using the Black-schole option pricing model, which assumed a risk free interest rate of 4.64%, an expected stock volatility of 100%, and an expected life of 10 years. The value of these warrants was recorded as consulting expense.

NOTE 17 - RESTATEMENT OF QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

The Company has revised its filings on Form 10-QSB for the three month periods ended March 31, 2005 in order to restate the carrying value of the promissory note (the "Note") in the principal amount of $4,000,000 with PracticeOne, as debtor, and PI (Cayman) Limited, as lender, and record such Note at its fair value equal to the value of the common stock that would be issued upon its conversion. Accordingly, the carrying value of the Note will be reduced to the amount of $1,300,000, which is determined by multiplying the $0.13 closing market price of the Company's common stock on January 3, 2005, the date the Note was issued in connection with the consummation of the PracticeOne acquisition, by the 10,000,000 shares of common stock convertible under the Note. Accordingly, goodwill related to the PracticeOne acquisition was reduced by the amount of $2,700,000.

The effect of the correction is as follows:

                                                                                        AS
                                                                                    PREVIOUSLY                AS
                                                                                     REPORTED              RESTATED
----------------------------------------------------------------------------------------------------------------------------
                                        BALANCE SHEET
                                                                                         As of March 31, 2005
----------------------------------------------------------------------------------------------------------------------------
Intangibles:
   Goodwill                                                                     $        4,864,419    $        2,164,419
   Total assets                                                                 $       18,606,839    $       15,906,839

Liabilities:
   Notes payable                                                                $        4,063,515    $        3,915,725
   Convertible note payable                                                     $        4,000,000    $        1,300,000
   Total current liabilities                                                    $        9,642,452    $        9,494,662

Stockholder's equity (deficit):
   Additional paid in capital                                                   $       17,280,370    $       17,441,595
   Accummulated deficit                                                         $      (12,419,390)   $      (12,432,825)
   Total stockholder's equity (deficit)                                         $        4,810,351    $        4,958,141


                                   STATEMENT OF OPERATIONS
                                                                                         As of March 31, 2005
----------------------------------------------------------------------------------------------------------------------------
Operating expenses
   Medical billing and related services                                         $        4,733,718    $        4,813,118
   Total operating expenses                                                     $        5,676,753    $        5,663,268

Loss from operations                                                            $         (943,035)   $         (929,550)
Loss before income tax                                                          $         (959,809)   $         (946,324)
Loss before discontinued items                                                  $         (962,209)   $         (948,724)
Net loss                                                                        $         (950,622)   $         (937,137)


                                          CASH FLOWS
                                                                                         As of March 31, 2005
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                                                     $         (950,622)   $         (937,137)

Adjustments to recondile net loss to net cash used:
   Increase in accounts payable and accrued expense                             $          244,264    $          257,749
Total adjustments                                                               $         (373,966)   $         (360,481)

NOTE 18 - RELATED PARTY TRANSACTIONS

The Company has executed an amendment to an executive employment agreement with Michael Manahan, Chief Executive Officer whereby his salary is fixed at $85,000 during the term of the contract. The Company also has executed an amendment to an executive employment agreement with Anthony Biele, Chief Financial Officer whereby his salary is reduced to $110,000 until October 23, 2006 at which time it increases to $150,000 The Company has executive employment agreements with Jonathan Doctor, President and Zima Hartz, Executive Vice President . These last two employment agreements provide for a salary based on our revenues, as follows:

                 REVENUE RUN RATE          ANNUAL SALARY RATE
               ------------------------------------------------
                  $ 3.8 million              $     52,000
                    5.0 million                    62,737
                   10.0 million                   114,105
                   15.0 million                   154,105
                   20.0 million                   182,737
                   25.0 million                   200,000

The Employment Agreements for Messrs. Manahan, Doctor and Hartz also provide for
(i) bonus compensation in an amount equal to five percent (5%) of our net income before taxes, which is payable in cash or shares of Common Stock at the Board's discretion, (ii) the issuance of options to purchase 500,000 shares of Common Stock at an exercise price of $0.12 per share, which vest immediately, and (iii) the issuance of options to purchase 1,500,000 shares of Common Stock at an exercise price of $0.30 per share, which vest ratably in equal increments over three years from the date of issuance.

The Employment Agreements for Messrs. Manahan, Doctor and Hartz provide that such agreements may be terminated by the executive, at the executive's discretion, if there is more than a fifty percent (50%) change in our ownership or a substantive change in control or management. Upon such an occurrence, Messrs. Manahan, Doctor and Hartz will each be entitled to a lump sum payment of $1,000,000.

The Employment Agreement, as amended, for Anthony Biele has a term of four years, which expires on December 31, 2009. Such agreement also provides for (i) bonus compensation and (ii) the issuance of options to purchase 350,000 shares of Common Stock at an exercise price of $0.30 per share, which vest ratably in equal increments over four years from the date of issuance. In the event that Mr. Biele is terminated without cause as defined therein. Mr. Biele is entitled to 50% of his unpaid salary for the remaining term.

The Company is authorized to purchase on behalf of Messrs. Manahan, Doctor and Hartz up to $5,000 in shares of Common Stock in the open market each calendar month. The Company may also loan each such person up to $500,000 for him to purchase shares of Common Stock. The Company has not made any such purchases or loans.

Total compensation of $158,813 was recorded in three month period ended March 31, 2006 based on the agreements. On March 14, 2006 Corazon Manahan, wife of Michael Manahan, Chief Executive Officer, agreed to loan the Company $60,000 and a Promissory Note was issued with interest at 15% per annum for three months from the issuance date and 18% per annum thereafter until the principal is repaid on the October 1, 2006 maturity date. The note holder will be entitled to up to 375,000 shares of common stock of the Company.

During the quarter ended March 31, 2006, the Company obtained a note of $75,000 from Jonathan Doctor's family member. The note is unsecured, past due, and bears and interest rate of 15% per annum.

On January 3, 2005, the Company consummated the transactions contemplated by that certain Agreement of Purchase and Sale of Stock dated as of December 20, 2004 with PI (Cayman) Limited for the purchase of Physician Informatics, Inc. This agreement provides for (i) an earn-out payable in shares of Common Stock equal in dollar value to two times the annual cash flow from operations of Physician Informatics, Inc. for 2005, 2006 and 2007 and (ii) a fee equal to 8% per annum on the outstanding principal balance of our $4,000,000 loan with Citibank, N.A., which is payable quarterly in shares of Common Stock. The Company has reserved for issuance shares of Common Stock to PI (Cayman) Limited, which are issuable in respect of the such earn-out for 2005. The Company has also granted a first right of refusal in favor of PI (Cayman) Limited to participate, in part or whole, on all of our future debt or equity financings in excess $250,000.

NOTE 19 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has an accumulated deficit of $25,169,634 as of March 31, 2006 including the current period loss of $1,066,364. The continuing losses have adversely affected the liquidity of the Company. The Company faces continuing significant business risks including, but not limited to, its ability to maintain vendor and supplier relationships by making timely payments when due.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the period ended March 31, 2006, towards (i) obtaining debt financing
(ii) controlling of salaries and general and administrative expenses, and (iii) management of accounts payable.

NOTE 20 - SUBSEQUENT EVENTS (UNAUDITED)

On April 14, 2006, we received short-term financing from investors pursuant to the issuance and sale of one-year 12% Senior Secured Convertible Debentures with a face amount of $250,000, which have a term of one year. We have pledged the capital stock of our subsidiaries and granted a security interest in our assets and the assets of our subsidiaries in favor of such investors, which secures repayment of the debentures. Each of our subsidiaries has also guaranteed repayment of the debentures. In connection with the foregoing transaction, we issued warrants to purchase 12,000,000 shares of our common stock at an exercise price of $.001 per share, expiring on April 10, 2016. We paid an investment banking fee to Midtown Partners & Co. LLC for its services in connection with arranging the foregoing transaction in the amount of $25,000 and the issuance of warrants to purchase 1,000,000 shares of our common stock at an exercise price of $.025 per share, expiring on April 10, 2016.

On April 6, 2006, the Company received approval to increase its authorized common stock with a par value of $0.001 from 200,000,000 to 250,000,000 shares.

During May 2006, a complaint was filed against the Company by a former employee for alleging breach of an agreement whereby the Company failed to pay a bonus due to such employee. The complaint alleges amount the amount due under the bonus agreement amounts to $219,179. In addition the complaint seeks additional damages and fees totaling $13,000 plus other relief that the court deems just and equitable. The Company is currently assessing the validity of the complaint and cannot determine the outcome at this time, however if successful, the complaint could have a material adverse effect on the consolidated financial statements.

On May 23, 2006, PracticeXpert, Inc. (the "Company") received an additional $350,000 in short-term financing, or an aggregate of $600,000, from investors ("Original Purchasers")pursuant to the issuance and sale of one-year 12% Senior Secured Convertible Debentures and warrants to purchase shares of Common Stock of the Company. The Company had previously entered into a Securities Purchase Agreement dated as of April 11, 2006 with certain investors pursuant to which the Company issued and sold an aggregate principal amount of $250,000 of 12% Senior Secured Convertible Debentures of the Company (the "Original Debentures") and (ii)warrants to purchase an aggregate of 10,000,000 shares of Common Stock. In connection with the financing, the Company and the Original Purchasers have amended and restated the original agreement and other agreements related thereto to cover the increase of (A) the aggregate principal amount of the Debentures from $250,000 to $600,000 and certain other provisions, (B) the aggregate number of shares to be issued upon exercise of the warrants from 10,000,000 to 90,000,000 and certain other provisions, and (C) the investors participating in the Financing.

The New Warrants have an exercise price of $.001 per share, expire on May 19, 2016 and replace the Original Warrants. The New Debentures have a term of one year and expire on May 19, 2006, unless earlier terminated by the parties. At the Company's option, quarterly interest payments may be paid in cash or shares of Common Stock, which have been registered under the Securities Act of 1933, as amended (the "Act"). The Company has pledged the capital stock of all of its subsidiaries and granted a security interest in the assets of the Company and all of its subsidiaries. The Company has compensated Midtown Partners & Co. LLC for its services in arranging the Financing by making a cash payment in the amount of $72,000 and by issuing warrants to purchase 4,500,000 shares of Common Stock at an exercise price of $.002 per share and warrants to purchase 13,500,000 shares of Common Stock at an exercise price of $.001 per share, which expire on May 19, 2016. Such warrants replace the warrants previously issued to Midtown Partners dated April 10, 2006.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 8A. CONTROLS AND PROCEDURES

The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed in reports that it files or submits, under the Securities Exchange Act of 1934, was recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission. The Company's management, with the participation of its President and Chief Executive Officer and Chief Financial Officer, have evaluated the effectiveness, as of December 31, 2005, of the Company's "disclosure controls and procedures," as that term is defined in Rule 13a-15(e) under the Securities and Exchange Act of 1934, as amended ("the Exchange Act"). Based upon that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that the disclosure controls and procedures as of December 31, 2004, were effective to provide a reasonable assurance that information required to be disclosed by the Company in the reports filed or submitted by it under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and to provide reasonable assurance that information required to be disclosed by the Company in such reports is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. There was no change in the Company's "internal control over financial reporting" (as such term is defined in Rule 13a-15(f) under the Exchange Act) that occurred during the quarter ended December 31, 2004, that has materially affected, or is reasonably likely to materially effect, the Company's internal control over financial reporting.

The methods and processes utilized to evaluate and certify the Company's financial and other information in this filing include, but are not limited to, the following:

1. Ongoing, periodic evaluation by our external auditors (the senior auditor reports directly and separately to the Chair of the Audit Committee and the Chief Executive Officer);

2. A process which requires the key business general managers and their respective controllers to confirm their respective business units' quarterly financial statements and specific internal control procedures prior to final certification by our Chief Executive Officer and Chief Financial Officer; and

3. The audit and review activities of our independent auditors.

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

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Bylaws limit, to the maximum extent permitted by Nevada law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers. The Bylaws provide further that the Company shall indemnify to the fullest extent permitted by Nevada law any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of the Company. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company to the maximum extent permitted by Nevada law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable in connection with the sale of the Common Stock being registered hereby. All amounts are estimates, except the registration fee.

ITEM                                                                      AMOUNT

SEC registration fee ...............................................     $ 3,927
Blue Sky fees and expenses .........................................       2,000
Printing and engraving expenses ....................................       2,500
Legal fees and expenses ............................................      22,000
Auditors' fees and expenses.........................................       2,500
Transfer Agent and Registrar fees ..................................       1,000
Miscellaneous expenses .............................................       1,000
                                                                         -------
  Total ............................................................     $34,927
                                                                         =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

During the year ended December 31, 2003, the registrant issued 555,161 shares of common stock for cash amounting $249,073.

During the year ended December 31, 2003, we issued 555,161 shares of common stock for cash amounting $249,073.

During the year ended December 31, 2003, we issued common stock in exchange of various services as follows:

During the year ended December 31, 2003, we issued 299,286 shares of common stock as promotional and marketing fees amounting to $199,948. We issued 912,658 shares of common stock for legal and consulting services amounting to $1,069,420. We issued 8,625 shares of common stock for interest amounting to $13,443 and 25,405 shares for dividend payment amounting to $17,897. We issued 27,499 shares of common stock for employee bonuses amounting to $30,624. We issued 500 shares of our common stock for charitable contributions amounting to $422. We issued 104,216 shares of common stock for a legal settlement amounting $82,956. We issued 92,195 shares of common stock valued at $123,828 for the payment of accounts payables. We issued 107,238 shares of common stock for directors' and advisory board member fees amounting $144,746. We issued 200,000 shares of common stock as collateral on a note.

During the year ended December 31, 2003, we issued 125,000 shares of common stock for subscription receivable of $35,000.

During the year ended December 31, 2003, we issued 10,000 shares of common stock valued at $10,910 to purchase Healthcare Billing Solutions, Inc.

During the year ended December 31, 2003, we issued 8,143,456 shares of common stock to purchase Practice Xpert Services Corporation, valued at $14,129,238.

During the year ended December 31, 2003, we issued 191,815 shares of common stock to purchase National Health Care Management Services, Inc., valued at $150,000.

For the three month period ended March 31, 2004, we issued 5,226,906 shares of common stock under a Regulation S Offering for $795,161, including 1,120,109 shares of common stock for which there is subscription receivable amounting to $171,634. Regulation S was available to this investor as the sale was made outside of the United States to an investor who was not a U.S. resident, citizen or corporation, nor were any officers or directors of the investing corporation U.S. residents or citizens.

For the period ended March 31, 2004, we issued 4,392,184 shares of common stock for cash totaling $670,262, of which $20,000 was received in the prior period.

For the three month period ended March 31, 2004, we issued common stock in exchange for various services, as follows: 52,780 shares of common stock for legal and consulting services totaling $33,251; 145,019 shares of common stock for finder fees and investor relations totaling $92,662; and 20,000 shares of common stock for salary totaling $13,400.

For the period ended March 31, 2004, we received services totaling $39,300 for which we are obligated to issue 65,000 shares of common stock in future periods.

The subscription receivable outstanding as of December 31, 2003, for $35,000 was received during the period ended March 31, 2004.

On April 28, 2004, we completed the sale of $5.8 million of our common stock and warrants to certain purchasers. We sold 48,333,347 restricted shares of our common stock at a purchase price of $0.12 per shares. The purchasers received five-year warrants to purchase 48,333,347 shares of common stock at an exercise price of $0.30 per share. In addition, placement agent warrants were issued to our placement agent, H.C. Wainwright & Co. Inc., and its designees, for an aggregate of 9,666,668 shares of common stock. The placement agent warrants for 4,833,334 shares have an exercise price of $0.12 per share and the remaining placement agent warrants for 4,833,334 shares have an exercise price of $0.30 per share. All warrants included anti dilution protection and have been adjusted to $0.12 per share, which is the floor exercise price.

During the year ended December 31, 2004, 826,500 shares were issued for acquisition of CCN valued at $500,000.

During the year ended December 31, 2004, 1,370,685 additional shares of common stock were issued to the seller of National Healthcare Management Services, Inc. pursuant to the acquisition agreement dated October 30, 2003. This issuance valued at $123,362.

During the year ended December 31, 2004, the registrant issued 461,860 warrants to purchase 461,860 shares of common stock for services to raise capital valued at $48,860. The exercise price of the warrants was $0.26. During the year ended December 31, 2004, the registrant issued 48,333,347 warrants

During the year ended December 31, 2004, the registrant issued 500,000 warrants as a loan incentive. The exercise price of the warrants was $0.30 per warrant. . The registrant recorded these warrants as interest valued at $7,173 based on the fair market value of warrants.

During the year ended December 31, 2005, the Company issued 12,473,890 shares of restricted common stock valued at $1,625,000 as part of the purchase consideration for the acquisition of Physician Informatics, Inc.

In addition, in 2005 the Company issued 1,630,440 shares of restricted common stock valued at $165,284 as part of services rendered to the Company.

During 2005, the Company issued 222,017 shares of restricted common stock valued at $66,605 as part of sale of stock to investors.

During the third quarter of 2005, the Company issued 504,234 shares of restricted common stock valued at $40,339 as part of services rendered to the Company.

During the third quarter of 2005, the Company issued 536,926 shares of restricted common stock valued at $48,016 as part of interest paid on an 8% credit line, and 10,000,000 shares of restricted common stock valued at $700,000 upon conversion of the convertible note to restricted common stock. In addition, warrants to purchase 65,000 shares of common stock were issued to an investor with an exercise price of $.30 per share.

The foregoing transactions were exempt from Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

ITEM 27.  INDEX TO EXHIBITS

EXHIBIT NO. DESCRIPTION

3.1 Articles of Incorporation, as amended (incorporated by reference to (incorporated by reference to Exhibit 3.1 to registrant's report on Form 10-KSB filed on April 28, 2006)

3.2 By-Laws, as amended (incorporated by reference to (incorporated by reference to Exhibit 3.1 to registrant's report on Form 10-QSB filed on November 28, 2005)

5.1 Opinion re: legality (incorporated by reference to Exhibit 5.1 to the registrant's Form SB-2 filed on July 2, 2004)

10.1 Common Stock Purchase Agreement dated as of April 28, 2004 among the registrant and the purchasers listed therein. (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated May 13, 2004)

10.2 Registration Rights Agreement dated as of April 28, 2004 among the registrant and the purchasers listed therein. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May 13, 2004)

10.3 Agreement for Purchase and Sale of Assets dated February 2, 2004, among the registrant, Practice Xpert Services Corp., PracticeXpert of Oklahoma, Inc. and Cancer Care Network, Inc., as amended. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 13, 2004)

10.4 Agreement for Purchase and Sale of Assets dated February 23, 2004 between PracticeXpert of Texas, Inc., and Bonnie Singer Bakal (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated March 15, 2004)

10.5 Form of Warrant to purchase the registrant's shares of common stock at a purchase price of $0.30 per share, issued in connection with the Common Stock Purchase Agreement, dated as of January 30, 2004. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 13, 2004)

10.6 Stock Purchase Agreement dated March 13, 2003 among the Company, Jonathan Doctor, Michael Manahan, Monica Dedovich and Zima Hartz (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-KSB, filed on April 11, 2003).

10.7 Stock Purchase Agreement, dated March 13, 2003, regarding the acquisition of 92% of the outstanding stock of Practice Xpert Services Corp. (incorporated by reference to the Company's Annual Report on Form 10-KSB, filed on April 11, 2003).

10.8 The 2003 Benefit Plan of Thaon Communications, Inc. (incorporated by reference to Exhibit 4 to the Company's Form S-8 Registration Statement, filed on May 29, 2003).

10.9 Consulting Agreement between the Company and Magnum Financial Group, LLC dated July 11, 2002 (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB, filed on April 11, 2003).

10.10 Compensation and Employment Agreement, as amended, between the registrant and Jonathan Doctor (incorporated by reference to Exhibit
          10.1 to the registrant's Form 10-KSB, filed on April 15, 2005)

10.11 Compensation and Employment Agreement, as amended, between the registrant and Zima Hartz (incorporated by reference to Exhibit 10.2 to the registrant's Form 10-KSB, filed on April 15, 2005)

10.12 Compensation and Employment Agreement, as amended, between the registrant and Michael Manahan (incorporated by reference to Exhibit
          10.3 to the registrant's Form 10-KSB, filed on April 15, 2005)

10.13 Compensation and Employment Agreement, as amended, between the registrant and Michael Manahan (incorporated by reference to Exhibit
          99.1 to the registrant's Form 8-K, filed on May 11, 2006)

10.14 Compensation and Employment Agreement, as amended, between the registrant and Anthony Biele (incorporated by reference to Exhibit
          99.2 to the registrant's Form 8-K, filed on December 16, 2005)

10.15 PracticeXpert, Inc. 2004 Equity Incentive Plan (incorporated by reference to the registrant's Schedule 14C Information, filed on September 24, 2004)

21.1 Subsidiaries (incorporated by reference to the Company's Annual Report on Form 10-KSB, filed on April 28, 2006

23.1      Consent of Law Offices of Michael H. Hoffman, P.A. (included in
          Exhibit 5.1)

23.2      Consent of Kabani and Company (filed herewith)

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement;

             (iii) To include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and this offering of the securities at that time to be the initial bona fide offering.

      (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (5) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b) (1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (6) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Calabasas, California on June 14, 2006.

PRACTICEXPERT, INC.


By:  /s/ Michael Manahan
     ----------------------------------------
     Michael Manahan, Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


Date: June 14, 2006

By:   /s/ Michael Manahan
      ----------------------------------------
      Michael Manahan, Chief Executive Officer and Director (chief executive)

Date: June 14, 2006

By:   /s/ Jonathan Doctor
      ----------------------------------------
      Jonathan Doctor
      President and Director

Date: June 14, 2006

By:   /s/ Anthony Biele
      ----------------------------------------
      Anthony Biele
      Chief Financial Officer (principal financial officer and principal accounting officer

Date: June 14, 2006

By:   /s/ Zima Hartz
      ----------------------------------------
      Zima Hartz, Executive Vice President, Secretary and Director

Date: June 14, 2006

By:   /s/ Monica Dedovich
      ----------------------------------------
      Monica Dedovich, Director

Date: Date: June 14, 2006


By:   /s/ Charles Smith
      ----------------------------------------
      Charles Smith, Director

Date: Date: June 14, 2006